Exhibit 10.48

URANIUM MINING LEASE OPTION

STATE OF TEXAS	§
§
COUNTY OF KENEDY	§

THIS URANIUM MINING LEASE OPTION AGREEMENT (“this Agreement”), made and entered into effective December 1, 2010 (the “Effective Date of this Agreement”), by and between The John G. and Marie Stella Kenedy Memorial Foundation, herein called “Grantor”, and URI, Inc., a Delaware corporation, its successors and assigns, whose address is 641 East FM 1118, Kingsville, Texas, 78363, herein called “Grantee”.

WITNESSETH

WHEREAS, upon the terms and conditions hereinafter set forth, Grantee desires to secure the right to perform exploration activities on and to acquire an option to acquire an In-Situ Uranium Mining Lease covering the lands located in Kenedy County, described on Exhibit “A”, attached hereto and made a part hereof (the “Option Premises”).

NOW, THEREFORE, for and in consideration of Ten ($10.00) dollars in hand paid, and in consideration of and subject to the terms, conditions, covenants, limitations and reservations contained in this agreement, the receipt and sufficiency of which are acknowledged, Grantor and Grantee agree as follows, to-wit:

1.  Definitions.  When used in this Option, the following capitalized terms have the meaning specified:

“Adverse Environmental Event”  means any spill, release, discharge, or storage, treatment, disposal, or any underground injection of any “Polluting Substance”, or the violation of any “Environmental Protection Law”.  Such term also includes any contamination of air, surface water, ground water, soil, subsurface or any other natural resource.

“Affiliate” or “Affiliates” shall mean any person or entity that is a parent, subsidiary, affiliate, venturer, partner, member of or with or otherwise related to Grantee or whose ownership, operation, control or management is to any extent in common with or related to Grantee.

“Drilling Operations” shall mean actual drilling operations with a drilling rig rigged up and on location on the Option Premises, together with all attendant equipment needed to drill an Exploration Well to the intended depth, where the drill bit is below the surface of the ground.

“Environmental Protection Laws” means any and all applicable local, state, and federal environmental laws; any regulations promulgated under such statutes; or any other environmental statutes or regulations administered by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, the U.S. Coast Guard, the U.S. Army Corps of Engineers, the U.S. Fish & Wildlife Service, the National Oceanic and Atmospheric

Administration, the Department of Commerce, the Department of the Interior, the Council on Environmental Quality, the Texas Parks & Wildlife Department, the Texas General Land Office, the Texas Water Commission, the Texas Air Control Board, the Texas Railroad Commission, the Texas Department of Health, the Texas Commission on Environmental Quality, or any successor to any such governmental agency, and further including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Federal Water Pollution Control Act (“Clean Water Act”), the Safe Drinking Water Act, the Clean Air Act, the National Environmental Protection Act (“NEPA”), the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Uranium Mill Tailings Act, the Texas Water Code, the Texas Soil and Waste Disposal Act, Railroad Commission of Texas Surface Mining and Reclamation rules and regulations, and all Texas Commission on Environmental Quality rules and regulations pertaining to uranium mining and exploration activities and to the protection of natural resources, as those laws, rules and regulations presently are in effect or are hereafter enacted or amended or interpreted by legislative, judicial or administrative authority during the term of this Agreement.

“Exploration Program” shall mean a staged drilling program designed to evaluate a property for the presence of an economically recoverable uranium ore body.  This program may encompass drilling, logging, access, reclamation and restoration work, data analysis, geological and engineering evaluation, permitting and any other associated activities necessary for evaluation of the Option Premises.

“Exploration Well” shall mean any well drilled for the purposes of determining the existence of favorable geologic environments for the formation of uranium ore bodies or the existence of the ore bodies themselves.

“Lease Option”  shall mean Grantee’s option to enter into one or more In-Situ Uranium Mining Leases as described in Section 4.

“Leased Substances”  shall mean uranium, uranium oxide, thorium, molybdenum, vanadium and other fissionable or spatially associated substances similar to and produced in conjunction therewith, and specifically excluding oil, gas and associated hydrocarbon substances and coal, lignite, sand, gravel, rock and caliche.

“NGO” shall mean any non-governmental organization.

“Option Premises” means the land upon which the Exploration Program will be conducted as described in Exhibit A to this Agreement.  The land comprises all of the Rita Division and a portion of the Jaboncillos Division of the lands of the John G. and Marie Stella Kenedy Memorial Foundations lands in Kenedy County, Texas.  Said lands are out of the Juan N De La Garza Survey, Abstract 36, “Los Finados”, comprising 52, 024 acres, more or less, and a 1,500 acre tract adjacent to its south side described as a portion of the Sarita Kenedy East, for a total of 53,524 acres, more or less.

“Polluting Substance” means: a) any “hazardous substance” as defined by CERCLA; b) any “hazardous waste” as defined in the RCRA; c) any petroleum, or petroleum product or by-product; d) any polychlorinated biphenyl; e) any other pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance of any kind or character regulated or within the meaning of any other Environmental Protection Laws.

“RCT” shall mean the Railroad Commission of Texas.

“TCEQ” shall mean the Texas Commission on Environmental Quality.

“Water Supply Well” shall mean any Well that is used to supply water for domestic, livestock, agricultural, or industrial purposes that is not used or intended for use in uranium recovery or groundwater restoration operations as provided for in this Agreement.

“Well” shall mean any excavation that is drilled, cored, bored, washed, fractured, driven, dug, jetted, or otherwise constructed for the intended use of locating, monitoring, dewatering, depressurizing, observing, diverting, or acquiring groundwater, or for conducting pumping or aquifer tests.

2.  Exploration Rights.  Grantor does hereby GRANT UNTO Grantee and its successors and assigns, to the extent, but only to the extent that Grantor has the right and power to do so, the exclusive and irrevocable permit, right and privilege, but only for the express purposes set out herein, for a period of 36 months, commencing as of the date appearing above, and ending at 5:00 p.m. Corpus Christi time, on November 30, 2013 (the “Election Date”), to explore for Leased Substances and to conduct or have conducted geological, geophysical, core hole drilling and core analysis or other survey evaluation techniques of a similar nature selected by Grantee to determine the possibility of the presence of one or more deposits, structures and/or reservoirs favorable for the accumulation and production of Leased Substances, insofar as said Leased Substances are located in, under, or on all or any portion the Option Premises.

3.        Minimum Exploration Obligation.  Subject to relief granted under the Force Majeure clause in Section 9, Grantee agrees to drill or cause to be drilled a minimum of one hundred (100) Exploration Wells on the Option Premises or to expend at least One Million Dollars ($1,000,000), whichever first occurs, in conducting the Exploration Program prior to the first anniversary date of the Effective Date of this Agreement.  Likewise, Grantee agrees to drill or cause to be drilled an additional two hundred (200) Exploration Wells on the Option Premises or to expend at least an additional One Million Five Hundred Thousand Dollars ($1,500,000), whichever first occurs, in conducting the Exploration Program prior to the second anniversary date of the Effective Date of this Agreement.  Finally, Grantee agrees to drill or cause to be drilled an additional two hundred (200) Exploration Wells on the Option Premises or to expend at least an additional Two Million Dollars ($2,000,000), whichever first occurs, in conducting the Exploration Program prior to the Election Date.  Exploration Wells drilled in excess of the yearly requirements, and dollars expended in excess of the yearly requirements shall count towards the next year’s requirements.  Unless the Grantee has exercised the Lease Option as provided for in Section 4 below, at each anniversary date following the Effective Date of this Agreement, and subject to the following paragraph of this Section, this Agreement, and all of Grantee’s rights hereunder, will automatically terminate if Grantee has not met the minimum Exploration Well drilling or dollar expenditure obligations set forth in this Section, provided however, that if Grantor agrees in writing that Grantee is actively advancing the Exploration Program to Grantor’s satisfaction, this Agreement shall not terminate.  Before each anniversary date of the Effective Date of this Agreement, Grantee will evaluate the results of the Exploration Program, and Grantee will furnish to Grantor a detailed statement identifying the number and location of Exploration Wells drilled, along with all other expenditures incurred attributable to the Exploration Program.  Grantee retains the right to terminate this Agreement at any time, and in the event of such termination, Grantee shall have no further obligation to drill any Exploration Wells or to expend any additional amounts for the Exploration Program other than those commitments for the year in which termination occurs, provided that Grantee’s obligations to restore the Option Premises will survive termination of this Agreement until and unless Grantee is fully released by the regulatory agency having jurisdiction for restoration.  In the event of termination under the provisions of this Section, Grantee will immediately furnish to Grantor a release of this Agreement and will cause such release to be recorded in the Official Records of Kenedy County, Texas.

If, as of any anniversary date of the Effective Date of this Agreement, a shortfall in the required minimum drilling or monetary expenditure is identified, and Grantee does not dispute the same, Grantee shall have thirty (30) days to remedy such deficiency, either by completing the commitment or by paying to Grantor the difference between the monetary amount required to meet the commitment and the monetary amount actually expended on the Option Premises for the applicable annual period.

4. Lease Option.  If Grantee is not in breach of any term, covenant or condition of this Agreement, then Grantee shall have the right, but not the obligation, to make an election at any time on or before the Election Date, to acquire one or more In-Situ Uranium Mining Leases covering not less than 1000 acres each of the Option Premises in the form of the In-Situ Uranium Mining Lease attached hereto as Exhibit “B”, by (a) designating in writing the portion or portions of the Option Premises to be included in the In-Situ Uranium Mining Lease(s), (b) paying or tendering to Grantor the sum of Two Hundred Dollars ($200.00) per acre for each acre included in the In-Situ Uranium Mining Lease(s) by cashier’s check or by wire transfer (c) delivering a fully completed In-Situ Uranium Mining Lease or Leases in the form as is attached hereto as Exhibit “B”, complete with all blanks properly filled in and with a property description containing a legal metes and bounds description for the portion of the Option Premises to be covered by each Lease and (d) delivering a form of memorandum of each In-Situ Uranium Mining Lease for recording, as provided in Section 23.3 of Exhibit “B” (“Memorandum”) and a duly executed recordable release describing the Option Premises not being leased.  If Grantee exercises the Lease Option, it will be released from any further minimum exploration requirements as outlined in Section 3 above.  It is agreed that the acreage to be included and covered in each In-Situ Uranium Mining Lease shall be formed in such a manner so as to include contiguous lands and not leave any strips or gores of unleased acreage.  Furthermore, the acreage to be covered by each distinct In-Situ Uranium Mining Lease must correspond to Grantee’s good faith assessment of one or more distinct Production Areas capable of being developed under a unified and coordinated mine plan or logical mining unit.  Grantee agrees to consult in advance with Grantor in the designation of acreage to be assigned to any In-Situ Uranium Mining Lease(s) acquired hereunder, so that the lease or leases acquired hereunder are designated in a manner that prohibits Grantee from “warehousing” acreage without conducting actual development and production of Leased Substances.  The written designation shall be by instrument prepared and signed by Grantee, stating that Grantee has elected to exercise the Lease Option to obtain one or more In-Situ Uranium Mining Leases and containing such other statements, terms, covenants and conditions as are appropriate to such election.  Such designation and the payment of such sum of money may be either hand delivered to Grantor or mailed to Grantor at the address provided above by Certified Mail, Return Receipt Request, postage prepaid, deposited with the U.S. Postal Service, or delivered by reputable overnight courier.  Upon such timely and proper election by Grantee, that includes (a) designation in writing of the portion of the Option Premises to be included in the In-Situ Mining Lease, and (b) the proper and timely payment of the full bonus money required, (c) the delivery of the In-Situ Uranium Mining Lease(s)  and Memoranda thereof that are fully and completely filled out with a proper metes and bounds legal description, Grantor shall immediately execute said In-Situ Uranium Mining Lease(s)  and Memoranda, dated as of the date Grantor receives all of the four above-required items required to elect to exercise this Lease Option and deliver same to Grantee.

5.  Damages to Pasture Lands.  Grantee shall pay to Grantor the sum of One Hundred Dollars ($100.00) for each Exploration Well drilled on any portion of the Option Premises as damages for surface damages caused by the drilling of each Exploration Well, including, without limitation, subsidence and any damage to pasture resulting from such operations.  In addition to the above, Grantee shall, as much as is reasonably possible, restore the land back to its original condition within sixty (60) days of the drilling of each Exploration Well.  In the event Grantee fails to restore the land as required, Grantee shall pay Grantor any actual damages it incurs as the result of the failure to restore. Such payment shall be in addition to any other payment required above in this Section.

6.  Damages to Crop Lands.  In addition to the damages described in Section 5 above, Grantee shall pay to the Grantor the sum of Two Hundred Fifty Dollars ($250.00) for each acre, or a proportionate amount for each fraction of an acre, of then-growing crops which are damaged by virtue of Grantee’s operations in drilling any such Exploration Well.  “Crops” shall mean planted and cultivated crops to be harvested from the Option Premises, such as, but not limited to, wheat, corn, milo, hay and alfalfa, but excluding naturally growing vegetation used solely for onsite livestock grazing or ground cover.  Such crop damages shall be reduced by the amount of Exploration Well damages that have already been paid within the crop damage acreage.  In addition to the above, Grantee shall, as much as is reasonably possible, restore the land back to as near its original condition as is reasonably possible within sixty (60) days of the drilling of each Exploration Well.  In the event Grantee fails to restore the land as required, Grantee shall pay Grantor any actual damages it incurs as the result of the failure to restore. Such payment shall be in addition to any other payment required above in this Section.

7. INDEMNITY, RELEASE, INSURANCE AND WAIVERS

7.1 INDEMNITY. GRANTEE SHALL INDEMNIFY AND HOLD HARMLESS GRANTOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (THE “INDEMNIFIED PERSONS”), AGAINST ANY AND ALL EXPENSES, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, LIABILITIES, FINES, LIENS, PENALTIES, AND

CAUSES OF ACTION OF ANY NATURE OR INJURY TO OR DEATH OF PERSONS (INCLUDING DEATHS OF OR INJURIES TO EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS, INVITEES AND PERMITEES OF GRANTEE) AND/OR LOSS OR DAMAGE TO PROPERTY INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES, EXPERT’S FEES, AND COURT COSTS (“INDEMNIFIED LIABILITIES”) DIRECTLY OR INDIRECTLY ARISING OUT OF, CAUSED BY, OR RESULTING FROM (IN WHOLE OR IN PART) THE FOLLOWING ACTS OR OMISSIONS INCLUDING NEGLIGENCE AND WILLFUL MISCONDUCT, ON THE GRANTOR’S PROPERTY DURING OR UNDER THE TERMS OF THIS AGREEMENT:

(A) THE CONDITION OF THE OPTION PREMISES,

(B) ANY ACTS OR OMISSIONS OF GRANTEE, OR OF GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(C) ANY VIOLATION OF ANY LAWS, RULES OR REGULATIONS BY GRANTEE, OR BY GRANTEE’S SUCCESSORS OR ASSIGNS, OR BY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(D) THE VIOLATION BY GRANTEE OF THE RIGHTS OF HOLDERS OF RIGHTS OR INTERESTS IN THE OPTION PREMISES, OR

(E) THE DISCLOSURE BY GRANTEE OF DATA, ANALYSES OR INFORMATION PERTAINING TO THE OPTION PREMISES OBTAINED BY, THROUGH, OR UNDER GRANTEE, OR OF INTERPRETATIONS THEREOF, BY, THROUGH OR UNDER GRANTEE, EVEN IF THE INDEMNIFIED LIABILITIES ARE CAUSED IN PART BY OR DUE TO THE PARTIAL OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF AN INDEMNIFIED PERSON.  GRANTEE’S OBLIGATION TO INDEMNIFY THE INDEMNIFIED PERSONS DOES NOT COVER LIABILITIES RESULTING FROM THE SOLE NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF AN INDEMNIFIED PERSON.

GRANTOR SHALL ADVISE GRANTEE IN WRITING OF ANY ACTION, ADMINISTRATIVE OR LEGAL PROCEEDING OR INVESTIGATION AS TO WHICH THIS INDEMNIFICATION MAY APPLY WITHIN 10 DAYS OF GRANTOR’S RECEIPT OF NOTICE OF ANY SUCH ACTION, PROCEEDING OR INVESTIGATION.  HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY GRANTEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE INDEMNIFIED PERSONS’ RIGHTS, NOR THE GRANTEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE GRANTEE NOTICE.  GRANTEE, AT GRANTEE’S EXPENSE, SHALL ASSUME ON BEHALF OF THE INDEMNIFIED PERSONS AND CONDUCT WITH DUE

DILIGENCE AND IN GOOD FAITH, THE DEFENSE THEREOF WITH COUNSEL SATISFACTORY TO GRANTOR; PROVIDED, HOWEVER, THAT THE INDEMNIFIED PERSONS SHALL HAVE THE RIGHT, AT ITS OPTION, TO BE REPRESENTED THEREIN BY ADVISORY COUNSEL OF SUCH PERSON’S SELECTION AND AT SUCH PERSON’S OWN EXPENSE.  IN THE EVENT OF THE FAILURE BY GRANTEE TO FULLY PERFORM IN ACCORDANCE WITH THIS INDEMNIFICATION, THE INDEMNIFIED PERSONS MAY SO PERFORM, BUT ALL COSTS AND EXPENSES SO INCURRED BY THE INDEMNIFIED PERSONS IN THAT EVENT SHALL BE REIMBURSED BY GRANTEE TO THE INDEMNIFIED PERSONS, TOGETHER WITH INTEREST ON THE SAME FROM THE DATE ANY SUCH EXPENSE WAS PAID BY AN INDEMNIFIED PERSON UNTIL REIMBURSED AT THE RATE OF 18% PER ANNUM OR THE MAXIMUM RATED PROVIDED BY LAW, WHICHEVER IS LESS.  THIS INDEMNIFICATION SHALL NOT BE LIMITED TO DAMAGES, COMPENSATION OR BENEFITS PAYABLE UNDER INSURANCE POLICIES, WORKERS’ COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEES’ BENEFIT ACTS.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

7.2       RELEASE.

A.                                    GRANTEE RELEASES GRANTOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TENANTS, SUCCESSORS AND ASSIGNS (“RELEASED PERSONS”) FROM ALL LIABILITY FOR ANY DAMAGE OR INJURY GRANTEE, GRANTEE’S SUCCESSORS OR ASSIGNS, OR ANY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS, MAY SUSTAIN FROM ANY AND ALL SOURCES OR CAUSES EXCEPT TO THE EXTENT, SUCH DAMAGE OR INJURY IS PROXIMATELY CAUSED BY THE SOLE GROSS NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF A RELEASED PERSON.  GRANTEE WAIVES ALL RIGHT TO RECOVER FOR CONSEQUENTIAL, PUNITIVE AND/OR EXEMPLARY DAMAGES, UNLESS SUCH WAIVER IS SPECIFICALLY PROHIBITED BY STATUTE, WITH RESPECT TO ANY CAUSES OF ACTION WHICH MAY ARISE AGAINST A RELEASED PERSON OR ON OR AFTER THE DATE HEREOF. THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

7.3 ENVIRONMENTAL INDEMNITY. GRANTEE SHALL COMPLY WITH ALL APPLICABLE LAWS NOW IN EFFECT OR HEREINAFTER ENACTED, INCLUDING ENVIRONMENTAL PROTECTION LAWS.  GRANTEE TAKES FULL RESPONSIBILITY FOR ALL CLEANUP COSTS AND DAMAGES AS A RESULT OF ANY AND ALL “ADVERSE ENVIRONMENTAL EVENTS” ARISING OUT OF THE ACTS OR OMISSIONS OF GRANTEE, OR OF GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS.

GRANTEE SHALL BE RESPONSIBLE FOR AND SHALL INDEMNIFY AND

HOLD THE INDEMNIFIED PERSONS HARMLESS FOR ALL COSTS, EXPENSES, AND LIABILITY RELATING OR ARISING IN ANY WAY WHATSOEVER FROM AN ADVERSE ENVIRONMENTAL EVENT AFFECTING THE OPTION PREMISES OR ADJACENT LAND ARISING OUT OF THE ACTS OR OMISSIONS OF GRANTEE, OR OF GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS. SUCH INDEMNIFICATION INCLUDES ALL ACTIONS, LIABILITIES, CLAIMS, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES), FINES, LIENS, PENALTIES, FORFEITURES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS, AND THE COSTS AND EXPENSES INCIDENT THERETO (INCLUDING COSTS OF DEFENSE, SETTLEMENT, AND REASONABLE INVESTIGATION AND EXPERT WITNESS AND ATTORNEY’S FEES), CHARGES, ORDERS, REMEDIAL ACTIONS, REQUIREMENTS, AND ENFORCEMENT ACTIONS OF ANY KIND, WHETHER FORESEEABLE OR UNFORESEEABLE, WHICH GRANTOR MAY HEREINAFTER INCUR OR BE PARTY TO, BECOME RESPONSIBLE FOR OR PAY OUT AS A RESULT OF DEATH OR BODILY INJURY TO ANY PERSON, DESTRUCTION OR DAMAGE TO ANY PROPERTY, CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, ANY VIOLATION OF ANY APPLICABLE LAW, RULE OR REGULATION PROMULGATED BY ANY LOCAL, STATE OR FEDERAL AGENCY OR ENTITY HAVING JURISDICTION OVER SUCH MATTERS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL PROTECTION LAWS.

THIS INDEMNITY SHALL FURTHER APPLY TO ANY RESIDUAL CONTAMINATION RESULTING FROM THE ACTIVITIES OF GRANTEE, GRANTEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS, OR OTHER PERSONS ON THE OPTION PREMISES OR ADJACENT LANDS ACTING ON BEHALF OF GRANTEE, OR AFFECTING ANY NATURAL RESOURCES THEREIN, AND TO ANY CONTAMINATION OF ANY PART OF THE GRANTOR’S LAND, THE OPTION PREMISES, LANDS ADJACENT TO THE OPTION PREMISES, OR NATURAL RESOURCES.

GRANTOR SHALL NOTIFY GRANTEE OF ANY CLAIMS OR DEMANDS ASSERTED AGAINST GRANTOR FOR WHICH GRANTOR MAY SEEK INDEMNITY FROM GRANTEE HEREUNDER WITHIN 10 DAYS OF GRANTOR’S RECEIPT OF NOTICE OF ANY SUCH CLAIM OR DEMAND.  HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY GRANTEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE INDEMNIFIED PERSONS’ RIGHTS, NOR THE GRANTEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE GRANTEE SUCH NOTICE.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

7.4  Insurance. Grantee agrees to obtain and maintain at Grantee’s sole cost and expense, commercial general liability insurance; business auto liability insurance; and workman’s compensation insurance and employers liability insurance on its employees.  Such commercial general liability insurance shall be written on an ISO occurrence most current form (or a substitute form providing equivalent coverage), and shall cover liability from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract; shall provide for insured limits for bodily injury or death of not less than $10,000,000 per occurrence limit (if such commercial general liability insurance contains a general aggregate limit, it shall apply separately to the Option Premises); and shall name Grantor as an additional insured using an ISO additional insured endorsement (or a substitute providing equivalent coverage).  Such business auto liability insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos) and shall be written on ISO form (or a substitute form providing equivalent liability coverage), and, if necessary shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 00-01.  Workman’s compensation insurance shall be for the statutory limits.

Grantee shall furnish to Grantor, prior to conducting any activities on the Option Premises certificates of such insurance issued by insurance companies reasonably acceptable to Grantor, which companies shall be licensed to do business in the State of Texas.

The policies shall contain severability of interest endorsements, state that the insurance is primary insurance as regards any other insurance carried by Grantor, and shall include a waiver of subrogation in favor of Grantor and its officers, directors, employees, tenants, and agents. Such insurance shall state that Grantor will be notified in writing 30 days prior to cancellation, material change, or non-renewal of insurance.  Grantee shall provide to Grantor a certified copy of any and all applicable insurance policies upon request of Grantor. Timely renewal certificates will be provided as the coverage renews.  Grantee agrees that if such insurance policies are not kept in force during the entire term of this Agreement, Grantor may, but is not obligated to, procure the necessary insurance and pay the premiums therefor.  Grantee agrees that such premiums shall be repaid to Grantor on demand.

All contractors hired by Grantee that will enter on the Option Premises shall also provide insurance complying with these insurance coverage requirements, including providing Grantor with a certificate of insurance verifying coverages required hereby and naming Grantor as additional insured prior to entering upon the Option Premises.  Alternatively, Grantee shall provide Grantor with written evidence from its insurance carriers that Grantee’s required insurance adequately covers the actions and property of such contractors, and supports all of Grantee’s indemnification obligations with respect to the actions of such contractors.

7.6  Waiver of Subrogation. Grantee will have no right or claim against Grantor or its officers, directors, employees, tenants, for any matter covered by Grantee’s insurance (whether caused by negligence of any of such persons or the condition of the Option Premises) by way of subrogation or assignment.  Grantee hereby waives any such right. Grantee shall require its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or other right or claim that might be asserted against Grantor, and to provide Grantor a certificate of insurance verifying this waiver.

8.0  Miscellaneous.

8.1                                 Timeliness.  Time is of the essence for all purposes of this Agreement and its attachments.

8.2                                 Payments.  All payments remain hereunder to Grantor, including the option payment, shall be paid to Grantor at 555 North Carancahua, Suite 1700 Tower II, Corpus Christi, Texas 78478.

8.3                                 Notices.  All notices and documents required to be delivered hereunder shall be delivered in person, by reputable overnight courier service (such as FedEx or UPS) or by registered U.S. Mail, return receipt requested, postage prepaid, to the following addresses:

If to Grantor:

The John G. and Marie Stella Kenedy Memorial Foundation

555 North Carancahua, Suite 1700 Tower II

Corpus Christi, Texas 78401

Attn:  Marc A. Cisneros,

CEO/Executive Vice President

If to Grantee:

URI, Inc.

641 East FM 1118

Kingsville, Texas  78363

Attn:  Richard A. Van Horn

Senior Vice President — Operations

with a copy to:

Uranium Resources, Inc.

405 State Highway Bypass 121,

Building A, Suite 110

Lewisville, TX  75067

Attn:  Corporate Secretary

or to such other address as the parties may designate by notice in accordance therewith; and such notices may be effective when received or five (5) days after mailing to the last known correct address, proper postage prepaid, whichever is earlier.

8.4                                 Other Leases and Easements.  This Agreement is subject to all existing valid and effective oil, gas and/or minerals leases, easements, wind easements, restrictions, liens and encumbrances burdening the Option Premises regardless of whether or not visible on the ground and/or shown and reflected by instruments of record in Kenedy County, Texas, to which, where applicable, reference is here made for all purposes.

8.5                                 Roads. All travel by Grantee and its agents, employees, contractors, sub-contractors, invitees and permittees, shall be as much as possible on current ranch roads unless instructed otherwise. Grantee shall be responsible for any damages to ranch roads and agrees to make repairs and restore all roads promptly following any damage.  Grantor reserves the right to fully use and enjoy said lands and roads.  Immediately after Grantee has completed its operations on the surface of the lands, it shall restore the surface of the ground to as near as practicable the original condition.  Grantee, to the extent it is necessary to travel off-road, shall have the right to construct temporary roads as necessary and shall use every reasonable effort not to pack, compress or rut the ground and shall restore same to as near as practicable its original condition. In conducting clearing operations for temporary roads, Grantee shall clear senderos with a hydro-axe (wood gator) capable of mulching all brush cleared, and Grantee may use no other equipment for such activities.  All cleared limbs and scrub brush will be stack mulched and the windrows of mulched material shall be spread evenly over all such cleared areas in an effort to control erosion.  No windrowing of brush and debris along the edge of the cleared lines shall be allowed.  Grantee agrees to restore the surface of the portion of the Option Premises used by Grantee as nearly as reasonably practicable to the same condition as it was in before the commencement of such operations.

8.6                                 Fences.  Grantee will not cut or go over any fence or fences of Grantor at any time or in connection with any operation under this Agreement without first obtaining Grantor’s express consent thereto in writing.  If Grantor consents to the cutting of any fence, the cut must be made in the place and manner designated by the Grantor and prior to the cutting of any fence of Grantor, Grantee will brace the existing fence adequately on both sides of the proposed cut so there will no slack in any of the wires.  Promptly after making such cut Grantee shall and maintain an adequate metal gate in such opening. In the event any gate required to be installed by Grantee is located on an outside fence of Grantor, Grantee shall keep it locked at all times. Grantee shall promptly close all gates, which Grantee, its agents, servants, employees, permittees, contractors, sub-contractors or licensees may use in Grantee’s operations on the Option Premises to prevent the escape of any cattle or other livestock (or wildlife if high fenced) through any open gates. Grantee further agrees to comply with all reasonable rules and regulations proposed by Grantor regarding the opening, closing and locking of all such gates.

8.7                                 Well Offset.  No exploratory test well, development test well or production hole shall be drilled within one thousand (1,000) feet of any house, barn or any other structure situated on the Option Premises as of the date of Grantee’s operations, or within one thousand (1,000) feet of any water well or similar improvement or corrals on said lands without Grantor’s prior written consent.

8.8                                 Maps.  Grantee shall furnish to Grantor a map (including GPS coordinates) showing the location and depth of all exploratory test holes, electronic copies of all test hole data, well logs, and any other tests or core analysis taken as well as any and all technical information, analysis, reports and summaries thereof.  Grantor acknowledges that Grantee makes no representation or warranty as to the accuracy, correctness or completeness of any data supplied to Grantor pursuant to this Section.

8.9                                 Confidential Information.  To the extent any information obtained by Grantor in connection with this Agreement is “Confidential Information” as described herein, the Confidential Information will be kept confidential until the occurrence of the earlier of: (a) the point in time such information is released by Grantee into the public domain; or (b) termination of Grantee’s rights to all or any portion of the Option Premises, provided that in the event Grantee’s rights terminate as to some, but not all of the Option Premises, Grantor will preserve the confidentiality of all Confidential Information attributable to that portion of the Option Premises where Grantee retains rights under this Agreement or any In-Situ Uranium Mining Lease acquired by Grantee hereunder until such time as Grantee’s rights terminate as to such lands.  During said period of time the Confidential Information shall not, without Grantee’s prior written consent, be disclosed by Grantor to third parties in any manner whatsoever, in whole or in part, other than by Grantor to its board of directors, officers, attorneys, agents, representatives, consultants or employees, except as specifically allowed or authorized under the terms of this Agreement.  Grantor shall be obligated to require authorized recipients of Confidential Information pursuant to the foregoing sentence to maintain such information as confidential in accordance with this Section.

The term “Confidential Information” shall include all information required to be delivered to Grantor under this Agreement that pertains to the Option Premises, except it shall not include any information or any portion of the such information that: (i) is now or hereafter becomes available to Grantor or anyone else on a non-confidential basis; (ii) is already in Grantor’s possession and not subject to a confidentiality agreement with Grantee or a third party; (iii) is not held as confidential by Grantee; (iv) is filed with or is required to be filed with a governmental or regulatory agency, commission or department; or (v) is obtained pursuant to discovery under the Texas or Federal Rules of Evidence in any future lawsuit.

In the event that Grantor or any of its attorneys, agents, representatives, consultants or employees becomes legally compelled, or required by law, rule or regulation to disclose any of the Confidential Information, said person or entity being legally compelled or required to provide such Confidential Information, will, to the extent reasonably possible or practicable, provide Grantee with prompt notice so that a protective order or other remedy may be timely sought.  In the event that such protective order or other remedy is not obtained on or before two (2) days prior to the date the Grantor is required to furnish said Confidential Information, Grantor will only furnish that portion of the Confidential Information that Grantor is advised by opinion of counsel is legally compelled or required to be provided.

Notwithstanding anything to the contrary stated elsewhere herein, it is agreed and controllingly provided that this Section 8.9 does not restrict legal discovery under the Texas Rules of Civil Procedure or the Federal Rules of Civil Procedure, nor does it require the exclusion of any evidence otherwise discoverable or admissible under the Texas Rules of Evidence or the Federal Rules of Evidence in any subsequent proceeding merely because documents and/or information were obtained under the terms of this Section.

8.10                           Warranty.  Grantee stipulates that Grantee has inspected and is familiar with the Option Premises and except as specifically set forth in this Section 8.10, Grantor makes no warranty of any kind under this Agreement, including without limitation warranties as to title, the condition or fitness for any particular purpose of the Option Premises or the Agreement hereby entered into.  Grantee expressly stipulates it has made its own independent investigation and determination of all facts deemed relevant by Grantee before entering into this Agreement.  Before commencing operations, Grantee shall obtain and fully comply with all necessary governmental permits and secure written permission from all necessary parties or owners. GRANTEE ACCEPTS THE CONDITION OF THE OPTION PREMISES “AS IS” WITHOUT WARRANTY OF TITLE, FITNESS OR ANY IMPLIED WARRANTIES. Grantor represents and warrants that it has taken all steps and obtained all board of director and other approvals necessary to duly authorize Grantor to enter into this transaction and that the person executing this Agreement on behalf of the Grantor is duly authorized to do so as the lawful and valid act of the Grantor.  Grantor covenants and agrees that, promptly after execution of this Agreement, it shall take reasonable measures in an effort to supply Grantee with copies of all unrecorded agreements it has entered into or to its knowledge is subject to (or relevant excerpts therefrom) that may materially and adversely affect Grantee’s operations hereunder.  Furthermore, Grantor shall apprise Grantee of any new agreements it enters into with third parties that may materially and adversely affect Grantee’s operations under this Agreement.

8.11                           Staging Area.  Grantee shall have the right to establish and utilize a maximum of two (2) temporary staging areas, each of which will not exceed three (3) acres, for temporary storage of drilling materials, equipment, and supplies, dry work and office areas, restroom facilities, and yard area.  The temporary staging areas will be located within the exploration area in a location that must be approved by both Grantee and Grantor.  The staging areas shall be fenced and gated with the ground surface being surfaced with caliche.  All equipment, materials, temporary building, and the like, as well as fencing and surfacing material shall be removed upon termination of this Agreement, and Grantee will restore the surface of any lands affected thereby in the manner contemplated in this Agreement, unless Grantor agrees in writing that such staging area or areas may be utilized for future operations associated with any In-Situ Uranium Mining Lease acquired by Grantee hereunder.

8.12                           Restoration of Damage.  The consideration paid by Grantee to Grantor for this Agreement and for the initial damages set forth above shall not be considered liquidated damages, and Grantee will remain liable for any actual damages suffered by Grantor by reason of Grantee, its agents, employees, servants, contractors, subcontractors, invitees or permittees (i) exercising its rights hereunder, including, but without limitation, damages to roads, crops, water wells, tanks, fences, cattle guards, and any other improvements located on the Option Premises or injury or death to any livestock and/or (ii) breaching the terms, conditions or covenants of this Agreement, including but not limited to Grantee’s failure to restore the surface of the Option Premises as required.  Grantee shall disc the surface and reseed all surface areas where Grantee’s operations have caused any significant disturbance, including but not limited to all temporary roads and senderos constructed by Grantee. In such reseeding, Grantee shall use only grass seed native to the Option Premises as directed by Grantor, and Grantee shall obtain prior consent from Grantor as to the timing and manner of any reseeding.  Restoration and reclamation by Grantee as required hereunder shall be deemed sufficient if the reclamation and restoration are to the standards imposed by applicable laws, regulations or permit conditions pertaining to such disturbances or as otherwise set forth in this Agreement.  If Grantor considers that Grantee has not completed restoration or reclamation in accordance with requirements of this Agreement, Grantor shall so notify Grantee and Grantee shall have thirty (30) days from receipt of such notice within which to remedy the matter before being liable for additional damages hereunder.  Grantee shall not be required to perform restoration or reclamation that is in violation of applicable laws, rules, regulations, licenses or permit conditions.

8.13                           Payment of Fees.  If either party pays any expenses, including reasonable attorneys fees, court costs or expert fees necessarily incurred in instituting, prosecuting or defending any action or proceedings instituted by reason of any default of the other party or its agents, employees, servants, contractors, subcontractors, invitees or permittees hereunder, or as a result of any other dispute under this Agreement, the sum or sums to be paid by the prevailing party in any such proceedings, together with all interest, costs and damages shall be paid by the other party.

8.14                           Inspection.  Upon completion of its operations hereunder, Grantee shall notify Grantor of such completion so that a joint inspection of the Option Premises and the operations hereunder can be made to see that all of the terms of this Agreement are met.

8.15                           Default.  Grantor shall be entitled to terminate this Agreement by written notice to Grantee in addition to all of the remedies available at law or in equity as follows:

A.                                   If Grantee fails to make any payments when due hereunder, Grantor may at Grantor’s option give Grantee written notice of such failure and Grantee shall have fifteen (15) days from the date it receives notice to pay the amounts owed to Grantor.  If Grantee fails to pay the past due amounts to Grantor within the fifteen (15) day period, Grantor may at Grantor’s option declare Grantee in default and terminate this Agreement.

B.                                     If Grantee defaults in the performance of any obligation hereunder other than the obligation to make payments when due, Grantor may at Grantor’s option give written notice of such default to Grantee, and Grantee shall have thirty (30) days from the date it receives such notice to cure the default or such longer time as is reasonably required to effect a cure of the default if the nature of the default is such that cure cannot be effected in 30 days, provided that Grantor commences cure of the default within 30 days and thereafter pursues cure diligently.  If Grantee fails to cure the default within the cure period, Grantor may at Grantor’s option terminate this Agreement; provided, however, that if the default is minor and the default can be fully compensated for in damages, then such default shall not be a basis for cancellation or forfeiture of this Agreement or any of Company’s rights hereunder if Grantee pays the full amount of damages within thirty (30) days after demand by Grantor.

C.                                     If Grantee in good faith disputes the existence of a default, then this Agreement shall not be terminated and Grantee shall not be barred from the Option Premises until a final non-appealable judgment finding such a default is entered by a court of competent jurisdiction and Grantee shall not have cured such default within 30 days after the judgment becomes final and non-appealable.  No good faith dispute between Grantor and Grantee shall be the basis for Grantor barring Grantee from conducting operations pursuant to this Agreement until such dispute is resolved adversely to Grantee and Grantee fails to cure any default as allowed hereunder.

8.16                           Protection of Trees.  All operations on the Option Premises shall be conducted in a good workmanlike manner so as to minimize damage to any Oak trees located on the Option Premises and no Oak tree having a trunk with a diameter of six inches (6”) or more measured at two feet (2’) above ground level shall be damaged or destroyed by Grantee without the written consent of the Grantor.

8.17                           Hunting Prohibition.  Neither Grantee nor its agents, employees contractors, subcontractors, licensee or permittee, nor their agents or employees, shall have any right or privilege whatsoever to hunt or fish on the Option Premises, nor shall it, they or any of them, carry onto the Option Premises firearms, fishing equipment or other articles ordinarily used for hunting or fishing.  Grantor or Grantor’s duly authorized representatives, shall have the right at all reasonable times, at Grantor’s expense, to inspect vehicles entering upon the Option Premises for the purpose of ascertaining that no such articles are being brought onto the Option Premises.

8.18                           General Housekeeping.  Grantee shall keep the Option Premises clean from trash during its operations.

8.19                           Plugging and Abandonment.  Grantee agrees that within sixty (60) days after any Exploration Well or any other Well dug by Grantee has served its purpose, it shall be plugged in accordance with existing permit requirements as issued by the appropriate regulatory agencies having jurisdiction over such matters. If such holes are cased, the casing shall be cut off at least three (3) feet beneath the surface of the ground after plugging.  While excavating the pit around the cased hole, top soil shall be scraped off and saved and shall be placed back on top of the fill after backfilling. Additionally, with respect to any such Exploration Well or other Well, Grantee will provide to Grantor copies of any reports filed with the RCT, TCEQ or other governmental agency having jurisdiction over such matters, such copy to be delivered within thirty (30) days of filing same.

8.20                           Water Supply Well Takeover. Any Water Supply Well drilled by Grantee upon the Option Premises shall, at Grantor’s option, become the property of Grantor upon the termination of this Agreement as to the portion of the Option Premises upon which such Water Supply Well is located, if, in the judgment of Grantee, such Water Supply Well is no longer needed in connection with Grantee’s development or clean-up or restoration operations on the Option Premises.  The casing in any such Water Supply Well or wells shall not be removed by Grantee, and Grantor shall thenceforth assume all risks and obligations attendant to Grantor’s ownership and use of such Water Supply Well or wells, and Grantee is relieved from any further liability and Grantor shall indemnify Grantee against and hold Grantee harmless from any and all liability and claims with respect to such Water Supply Well or wells.  Grantee may not use any surface water or water from any Water Supply Well owned by the Grantor or any surface owner on the Option Premises without the express written permission of the Grantor.  Grantee shall use no more water than is reasonably necessary for its operations on the Option Premises.  Grantee shall not use or sell water for use on any lease or land other than the Option Premises.  Grantee shall comply with all rules and regulations promulgated by the Kenedy County Groundwater Conservation District, and any other agency having jurisdiction over Water Supply Wells that may be drilled by Grantee on the Option Premises, including without limitation, requirements to register such Water Supply Wells and to measure and report all water produced from such Water Supply Wells.

8.21                           Water Usage.  Grantee shall have use of water from any Well or Water Supply Well drilled by Grantee on the Option Premises for the limited purposes authorized in this Agreement.  Grantee shall have the use of water from any Water Supply Well owned by Grantor prior to the execution of this Agreement, subject to the grant of prior written permission and subject to payment to Grantor of a water usage fee in the amount of $3.00 per 1,000 gallons of water used as provided by Grantee’s metering and/or truck tallies. Additionally, Grantee shall test water from Grantor’s existing Water Supply Wells and from any Water Supply Wells drilled by Grantee prior to using any water in, on or under the Option Premises.  All operations under this Agreement, including exploration, solution mining and restoration operations wherever situated on the Option Premises shall be conducted so not to damage, contaminate or destroy any Water Supply Well or appurtenances constructed or owned by Grantor. In the event for any reason such activity should result in damage to, contamination or destruction of any such water supply, Grantee shall repair, restore, remediate, decontaminate or replace any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so damaged, contaminated or destroyed, with reasonable diligence and dispatch, weather permitting.  If such repair, restoration, remediation or replacement is not feasible, then Grantee shall pay to Grantor a reasonable compensation for any such damage so sustained or the loss in value of Grantor’s and/or surface owner’s property, whichever is the highest. Any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so repaired, restored, decontaminated, remediated or replaced shall be of a capacity and quality equal to that which was damaged or destroyed.

8.22                           Assignment.  The rights of either party hereunder and the provisions hereof shall be binding upon and inure to the benefit of Grantor, its heirs, executors, successors, and administrators, and upon Grantee, its legal representatives, successors and permitted assigns. Grantee acknowledges that this Agreement has been executed by Grantor based on the unique qualifications of Grantee, and Grantor has an expectation of dealing solely with Grantee with respect to operations on the Option Premises.  As such, Grantee may not assign this Agreement, or any of its rights hereunder, in whole or in part, without the prior written consent of Grantor, which may be withheld for any reason or for no reason in Grantor’s sole discretion.

8.23                           Recording.  Grantor, without the prior written approval of Grantee, shall not file this Agreement for recording with the County Clerk of Kenedy County, Texas.  Grantor upon request of Grantee, shall sign, acknowledge and deliver a recordable Memorandum of Uranium Mining Lease Option upon a form prepared by Grantee for the purpose of evidencing this Agreement in the Records of the County Clerk of Kenedy County, Texas, which recordable Memorandum of Uranium Mining Lease Option shall not modify, amend or impair this Agreement in any respect.  Further, in the event Grantee elects to exercise its option to obtain one or more In-Situ Uranium Mining Leases in the form attached hereto as Exhibit “B”, in the manner herein provided, then upon Grantee’s request, Grantor shall execute, acknowledge and deliver the In-Situ Uranium Mining Lease(s) in said form to Grantee.  Grantor, without the prior written approval of Grantee, shall not file a copy of such In-Situ Uranium Mining Lease for recording with the County Clerk of Kenedy County, Texas, and Grantor shall, upon request of

Grantee, sign, execute and acknowledge a recordable Memorandum of In-Situ Uranium Mining Lease upon a form prepared by Grantee for the purpose of evidencing such In-Situ Uranium Mining Lease in the Records of the County Clerk of Kenedy County, Texas, which recordable Memorandum of In-Situ Uranium Mining Lease shall not modify, amend or impair the In-Situ Uranium Mining Lease in any respect.

9.0                               Force Majeure.  It is understood and agreed that if Grantee is prevented through no fault of Grantee from complying with any express or implied covenant of this Agreement including conducting drilling of Exploration Wells thereon: a) by reason of or as a result of any Federal or State law, or any order, ruling or regulation of governmental authority or delay in obtaining any required authorization or permit from any governmental authority despite diligent efforts to do so, other than as a result of a failure to comply with Environmental Protection Laws or this Agreement; or b) due to hurricane, flooding, tornado, earthquake or similar act of God; or (c) due to interference or legal action brought by any NGO or other private party; or (d) as the result of the unavailability of qualified drilling contractors (each event under (a), (b), (c) and (d) being referred to herein as a “Force Majeure Event”), then while and so long as such Force Majeure Event exists, Grantee’s obligation to comply with such covenant shall be suspended and Grantee shall not be liable in damages for failure to comply therewith, and this Agreement shall be extended while and so long as such Force Majeure Event exists. In the event of the occurrence of a Force Majeure Event, Grantee must provide written notice to Grantor specifying the nature and cause of such Force Majeure Event. Furthermore, Grantee must use diligence in removing the cause of the Force Majeure Event, and Grantee may not suspend obligations arising under this Agreement due to any one or more Force Majeure Events for a time period or periods exceeding one (1) year in the aggregate.

10.0                        Title Opinions. If Grantee shall have the title to the Option Premises or any part thereof examined by an attorney, Grantee agrees to furnish Grantor with a copy of such attorney’s Title Opinion upon receipt.  If Grantee causes an Abstract of Title or Supplements thereto to be prepared, it shall notify Grantor of same, shall make same available at all reasonable times, and shall furnish same to Grantor free of charge upon termination of this Agreement, Grantor agrees, upon request from Grantee, to furnish to Grantee any Title Opinions and/or abstracts of title in Grantor’s possession, covering all or part of the Option Premises.  Grantor acknowledges that Grantee makes no representation or warranty as to the completeness, accuracy or correctness of any Title Opinion or Abstract or Supplement supplied to Grantor pursuant to this Section.

11.0                        Property Taxes.  Grantor shall pay all ad valorem taxes and assessments on the Option Premises attributable to its ownership or use of the Option Premises and its operations thereon.  Grantee shall pay all such taxes or any increases in taxes payable by the Grantor to the extent such taxes or increases are attributable to Grantee’s operations or equipment and materials, or to the exercise of Grantee’s rights under this Agreement.

12.0                        Permit Cooperation.  Grantor agrees to reasonably cooperate with Grantee, at no cost to Grantor, with respect to any permits or applications by Grantee necessary for Grantee’s operations hereunder, and Grantor shall not contest or oppose such applications and permits provided that they are consistent with the rights of and requirements imposed upon Grantee by this Agreement.

13.                               Limitation of Rights.  Grantee is not acquiring any rights in and to oil, gas or associated hydrocarbons underlying the Option Premises, or to any other minerals or substances other than the Leased Substances, and then only to the extent expressly contemplated in this Agreement.  During the term of this Agreement, Grantor shall enjoy any and all rights and privileges attributable to the surface estate not specifically granted herein, along with the right and authority to execute oil and gas leases, seismic permits or similar agreements contemplating oil and gas exploration and/or development of all or any portion of the Option Premises, provided that in the exercise of such rights, Grantor will not unduly interfere with the rights of Grantee under this Agreement.

IN WITNESS WHEREOF, this instrument is executed effective as of the 1st day of December, 2010.

GRANTOR:
The John G. and Marie Stella Kenedy Memorial Foundation

By:
Marc A. Cisneros, CEO/Executive Vice President

GRANTEE:
URI, Inc.

By:
Donald C. Ewigleben, President/ Chief Executive Officer

ACKNOWLEDGEMENTS

STATE OF TEXAS	§

COUNTY OF NUECES	§

This instrument was acknowledged before me this the 30th day of December, 2010, by Marc A. Cisneros, CEO/Executive Vice President of The John G. and Marie Stella Kenedy Memorial Foundation, a Texas non-profit corporation, on behalf of said corporation.

Notary Public, State of Texas

STATE OF TEXAS	§

COUNTY OF Nueces	§

This instrument was acknowledged before me this the 30th day of December, 2010, by Donald C. Ewigleben, President of URI, Inc., a Texas corporation, on behalf of said corporation.

Notary Public, State of Texas

EXHIBIT “A”
to
Uranium Mining Lease Option

ATTACHED TO AND MADE A PART OF THAT CERTAIN IN-SITU URANIUM MINING LEASE OPTION BY THE JOHN G. AND MARIE STELLA KENEDY MEMORIAL FOUNDATION, AS GRANTOR, AND URI, Inc. AS GRANTEE, DATED EFFECTIVE December 1, 2010.

OPTION PREMISES DESCRIPTION

The land comprises all of the Rita Division and a portion of the Jaboncillos Division of the lands of the John G. and Marie Stella Kenedy Memorial Foundations lands in Kenedy County, Texas.  Said lands are out of the Juan N De La Garza Survey, Abstract 36, “Los Finados”, comprising 52,024 acres, more or less, and a 1,500 acre tract adjacent to its south side described as a portion of the Sarita Kenedy East, for a total of 53,524 acres, more or less.

(Note:  See ATTACHMENT “A”)

EXHIBIT “B”

to

Uranium Mining Lease Option

ATTACHED TO AND MADE A PART OF THAT CERTAIN IN-SITU URANIUM MINING LEASE OPTION BY THE JOHN G. AND MARIE STELLA KENEDY MEMORIAL FOUNDATION, AS GRANTOR, AND URI, INC., AS GRANTEE, DATED EFFECTIVE December 1, 2010.

IN-SITU URANIUM MINING LEASE

STATE OF TEXAS	§
§
COUNTY OF KENEDY	§

THIS AGREEMENT, sometimes hereinafter referred to as this “Lease”, is entered into by and between The John G. and Marie Stella Kenedy Memorial Foundation, a Texas non-profit corporation, (hereinafter referred to as “Lessor”), and URI, Inc., a Delaware Corporation, (hereinafter referred to as “Lessee”).

This Lease and all of the rights, titles and interests granted herein to Lessee and reserved herein to Lessor are subject to the terms, agreements, reservations, conditions, covenants, limitations and exceptions contained in this Lease.  Each of Lessor and Lessee, for itself and its successors and assigns, agrees to comply with and be bound by this Lease.

ARTICLE I

DEFINITIONS

The following terms, when used throughout this Lease, shall have the meanings assigned to such terms below:

“11e.(2) Byproduct Material” shall mean solid or liquid tailings or wastes produced by the extraction or concentration of uranium from any ore processed for its source material content as defined at 42 USC 2014§11e.(2).

“Adverse Environmental Event” means any spill, release, discharge, or storage, treatment, disposal, or any underground injection of any “Polluting Substance”, or the violation of any “Environmental Protection Law”.  Such term also includes any contamination of air, surface water, ground water, soil, subsurface or any other natural resource.

“Affiliate” or “Affiliates” shall mean any person or entity that is a parent, subsidiary, affiliate, venturer, partner, member of or with or otherwise related to Lessee or whose ownership, operation, control or management is to any extent in common with or related to Grantee.

“Allowable Taxes” shall mean severance taxes, and similar taxes imposed, levied, assessed, or measured by or on the value of Leased Substances produced and sold from the Leased Premises.

“By-Products” shall mean all Leased Substances other than uranium, such as thorium, vanadium, molybdenum and any fissionable materials, whether in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded, or refined further than concentrates, occurring in intimate depositional relationship with uranium and recovered as secondary values during the mining, extraction, processing, or treatment of Uranium-bearing Products (as hereinafter defined).

“Central Plant Facility” shall mean any off-site facility owned by the Lessee or an Affiliate with whom Lessee has entered into a contractual relationship for processing at which (a) the uranium is stripped or eluted from the IX resin forming an high-grade uranium eluate, (b) the uranium values are then precipitated from the slurry to produce yellowcake slurry which is washed and filtered, and (c) the resulting yellowcake is dried and packaged for shipment to the converter.

“Commercial Production” shall mean the diligent and continuous conduct of all actions and operations necessary to effect production of Leased Substances in commercially salable quantities, including the injection of leaching solutions and recovery of such solutions for processing at the Remote IX Facility.  Commercial Production shall be deemed to have ceased for all purposes under this Lease at any point in time in which total actual sales of Uranium-bearing Products for any consecutive three (3) year period are less than 90,000 pounds.

“Delay Rentals” shall mean payments made during the Primary Term to hold the Leased Premises on an annual basis until Production in Paying Quantifies begins.

“Drilling Operations” shall mean actual drilling operations with a drilling rig rigged up and on location on the Leased Premises, together with all attendant equipment needed to drill a Production Well to the intended depth and the drill bit is below the surface of the ground.

“Effective Date” is defined in the last paragraph of this Lease.

“EPA” shall mean the United States Environmental Protection Agency.

“Environmental Protection Laws” means any and all applicable local, state, and federal environmental laws; any regulations promulgated under such statutes; or any other environmental statutes or regulations administered by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, the U.S. Coast Guard, the U.S. Army Corps of Engineers, the U.S. Fish & Wildlife Service, the National Oceanic and Atmospheric

Administration, the Department of Commerce, the Department of the Interior, the Council on Environmental Quality, the Texas Parks & Wildlife Department, the Texas General Land Office, the Texas Water Commission, the Texas Air Control Board, the Texas Railroad Commission, the Texas Department of Health, the Texas Commission on Environmental Quality, or any successor to any such governmental agency, , and further including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Federal Water Pollution Control Act (“Clean Water Act”), the Safe Drinking Water Act, the Clean Air Act, the National Environmental Protection Act (“NEPA”), the Emergency Planning and Community Right to Know Act, the Hazardous Materials Transportation Act, the Uranium Mill Tailings Act, the Texas Water Code, the Texas Soil and Waste Disposal Act, Railroad Commission of Texas Surface Mining and Reclamation rules and regulations, and all Texas Commission on Environmental Quality rules and regulations pertaining to uranium mining and exploration activities and to the protection of natural resources, as those laws, rules and regulations presently are in effect or are hereafter enacted or amended or interpreted by legislative, judicial or administrative authority during the term of this Lease.

“Exploration Well” shall mean any well drilled for the purposes of determining the existence of favorable geologic environments for the formation of uranium ore bodies or the existence of the ore bodies themselves.

“Gross Value” shall mean in a sale of Uranium-bearing Products, By-Products or Other Mineral Products to a person or entity that is not an Affiliate, the gross proceeds received by Lessee from the sale of such Uranium-bearing Products, By-Products or Other Mineral Products. However, in a sale of Uranium-bearing Products, By-Products or Other Mineral Products to an Affiliate, the Gross Value shall be the higher of: (i) the gross proceeds received by Lessee in the first sale by Lessee of such Uranium-bearing Products, By-Products or Other Mineral Products; (ii) the average of the most recently published month-end TradeTech Spot Price Indicator for U3O8 in the NUCLEAR MARKET REVIEW and the UX U3O8 Price in the UX Weekly (herein “Indicators”) for the month immediately preceding the transaction date. In the event that one of the foregoing Indicators should cease to be published, then the price shall be determined using the remaining Indicator that is then-published and calculated using the same method of calculation.  In the event that both Indicators should cease to be published or are materially altered in definition or method of calculation, then the Lessor and Lessee shall select a replacement Indicator, with the intent of reproducing as closely as possible the pricing being replaced.  For purposes of determining Gross Value, the taking of Leased Substances in kind by one or more parties to a joint venture or entity formed to operate the Leased Premises as Lessee shall not be deemed a sale, and, in such case, the Gross Value and means for calculating Gross Value and Production Royalty shall be determined by reference to the first disposition of Leased Substances by the party or parties so taking in kind.  Gross value will include the proceeds received by Lessee in any hedging transaction or similar financial arrangement to the extent such proceeds are directly or indirectly attributable to Uranium-bearing Products, By-Products or Other Mineral Products produced from the Leased Premises.  “Hedging transactions or similar financial arrangement” shall mean agreements entered into by Lesssee with the purpose of managing fluctuations in the price of Uranium-bearing Products, By-Products or Other Mineral Products produced from the Leased Premises.

“Lease” shall mean this in-situ uranium mining lease.

“Lease Year” shall mean the annual period commencing at 12:01 a.m. on the Effective Date or its anniversary and ending at 11:59 p.m. of the last day of such annual period as long as the Lease is in existence.

“Leased Premises” means the lands and depths covered by this Lease, all as more particularly described on Exhibit “A” attached hereto and made a part hereof.

“Leased Substances”  shall mean uranium, uranium oxide, thorium, molybdenum, vanadium and other fissionable or spatially associated substances similar to and produced in conjunction therewith, and specifically excluding oil, gas and associated hydrocarbon substances and coal, lignite, sand, gravel, rock and caliche.

“Mine Permit Area” means a distinct, contiguous area of land, reasonably determined to encompass a sufficient amount of acreage to allow for the economic production of Leased Substances.  A Mine Permit Area may encompass one or more Production Areas, and multiple Wellfields, but only to the extent multiple Production Areas are situated within one (1) mile of each other.  A Mine Permit Area shall also mean the area within which the Lessee is licensed to operate an in-situ mining operation by the TCEQ as defined at 30 TAC 331.2(10).

“Minimum Royalty” Shall mean the minimum payment due to Lessor on each anniversary of this Lease as further defined in Section 5.10.

“Monitor Well”  shall mean any Well that is named in a government issued license, permit or authorization that is used to monitor uranium recovery or groundwater restoration operations as provided for in this Lease.

“NGO” shall mean any non-governmental organization

“Other Mineral Products” shall mean all Leased Substances mined or extracted primarily for values derived from their content of minerals other than uranium and By-Products in the form of ores, mine waters, leachates, pregnant liquors, pregnant slurries concentrated slurries, precipitates, whether in dry or slurry state, concentrates, or products beneficiated, upgraded or refined further than concentrates.

“Polluting Substance”means: a) any “hazardous substance” as defined by CERCLA; b) any “hazardous waste” as defined in the RCRA; c) any petroleum, or petroleum product or by-product; d) any polychlorinated biphenyl; e) any other pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance of any kind or character regulated or within the meaning of any other Environmental Protection Laws.

“Primary Term” shall mean the period commencing on the Effective Date and ending at Midnight at the end of the last day of the eighth (8th) Lease Year as further defined in Section 3.1 of this Lease.

“Production Area” means a contiguous area of land where actual production of Leased Substances will occur, and shall comprise an area within the Mine Permit Area, which after the establishment of a monitor well ring and baseline wells, allows for the injection and extraction of solutions under a Class III permit setting specific conditions for the production and restoration of the groundwater.

“Production Royalty” is defined in Section 5.1.

“Production Well” shall mean any Well that is an injection or extraction well installed for use in uranium recovery or groundwater restoration operations as provided for in this Lease.

“Remote IX Facility” shall mean any on-site facility containing Ion Exchange (“IX”) columns, piping and valves, pumps, filters, concrete pads, retention ponds or other equipment necessary to extract the Leased Substances from the water being returned from the Production Wells or equipment necessary to complete groundwater restoration.  For the purposes of this Lease, the Remote IX Facility shall only load uranium values onto the IX resin from pregnant solutions coming in from the Wellfield.  Other processes necessary to produce a Saleable Product shall be conducted at an off-site Central Plant Facility of Lessee.

“Reworking Operations” shall mean the actual re-entry of an existing Production Well on the Leased Premises (or, if authorized, on lands pooled therewith), with the equipment necessary on location to conduct such reworking of such Well and actual operations in the hole in a good and workmanlike manner and prosecuted with reasonable diligence with the good faith intent to establish or reestablish production therefrom or to establish or reestablish the injection of solution materials for the purposes of in-situ mining.

“Royalty Percentage” is the percent of Gross Value payable as royalty as defined in Section 5.1.1(b).

“Saleable Product” means any Uranium-bearing Product, By-Product, or Other Mineral Product for which there exists an active market where any of such products can be purchased and sold.

“Separate Tract” shall mean any tract with royalty and/or mineral ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the Leased Premises.

“Uranium-bearing Products” shall mean uranium ore, uranium oxide (U308), uranium-bearing mine waters, leachates, pregnant liquors, pregnant slurries, concentrated slurries, precipitates, whether in dry or slurry state, uranium concentrates in the form commonly known as “yellowcake,” or uranium compounds upgraded, beneficiated, or refined further than yellowcake.

“Waste Disposal Well” shall mean any Class I non-hazardous Well permitted by the

TCEQ or other regulatory agency that is constructed for the disposal of liquid wastes from Lessee’s uranium extraction and reclamation operations on the Leased Premises.

“Water Supply Well” shall mean any Well that is used to supply water for domestic, livestock, agricultural, or industrial purposes that is not used or intended for use in uranium recovery or groundwater restoration operations as provided for in this lease.

“Well” shall mean any excavation that is drilled, cored, bored, washed, fractured, driven, dug, jetted, or otherwise constructed for the intended use of locating, monitoring, dewatering, depressurizing, observing, diverting, or acquiring groundwater, or for conducting pumping or aquifer tests.

“Wellfield” shall mean an area within the Production Area in which the Production Wells are installed and the actual mining takes place.  Each Wellfield is wholly within a Production area and is enclosed by fence capable of turning away livestock.

“Withdrawn Area” shall mean any area that is fenced for regulatory or safety reasons with fencing able to turn livestock which causes Lessor to lose the use of the land for grazing, hunting or other purposes.  Typical situations where fencing would have to be employed would include the fencing required by regulation around Wellfields, Remote IX Facilities, retention ponds and Waste Disposal Well installations.

ARTICLE II.
GRANTING CLAUSE

2.1 Lease. Lessor, in consideration of Ten ($10.00) Dollars in hand paid, of the royalties herein provided for, and of the agreements of Lessee herein stated, subject to the terms, conditions, covenants, limitations and reservations contained in this Lease, hereby GRANTS, LEASES and LETS exclusively unto Lessee for the sole purposes hereinafter specifically set forth in Section 2.3 below, the land and depths situated in Kenedy County, of the State of Texas, which are more particularly described on Exhibit “A”, which is attached hereto and incorporated herein for all purposes. The lands and depths covered by this Lease are sometimes hereinafter referred to as the “Leased Premises.”

2.2 Acreage. Subject to the following paragraph, for purposes of calculating the payments hereinafter provided for, said land shall be considered to comprise                      (Note: Fill in acres leased), whether it actually comprises more or less.  Lessor may own adjacent lands to the above-described Leased Premises.  However, this Lease only covers the above-described Leased Premises.  Additionally, in the event this Lease now or hereafter covers any Separate Tract, no pooling or unitization of royalty interests or any other apportionment of royalties as between any such Separate Tract is intended or shall be implied or result merely from the inclusion of any such Separate Tract within this Lease, nor shall the inclusion of any Separate Tract within this Lease be considered as an offer to pool to any nonparticipating royalty owner or any nonexecutive mineral or royalty owner.

2.3 Limited Purposes. Said Leased Premises are hereby granted, leased and let for the sole purposes of:

(a)           investigating, exploring, prospecting, drilling, solution or in-situ mining, operating for, producing, extracting, milling, treating, processing, upgrading, removing, transporting, stockpiling, storing and selling Uranium-bearing Products, By-Products and Other Mineral Products.   Notwithstanding anything to the contrary stated elsewhere herein, it is controllingly provided that Leased Substances shall exclude sand, sulfur, gravel, caliche, coal, lignite, oil, gas, condensate, casinghead gas, distillate, and other hydrocarbon substances, and also any mineral or substance of any kind or character that is produced on the Leased Premises by any method other than In-Situ leaching solution mining methods.  Other than In-Situ mining methods, no or other methods including open pits and strip mining shall be utilized on the Leased Premises;

(b)           injecting and reinjecting gas, water, other fluids, air and any other substances or fluids commonly associated with generally accepted In-Situ mining practices into subsurface strata, and conducting all types of generally accepted solution mining recovery operations for Leased Substances, and to the extent legally allowed by all requisite Federal, State and local authorities, law and administrative rules establishing and using facilities for the acquisition, disposition or disposal of Leased Substances, salt, water, In-Situ leaching solutions, tailings and other waste materials produced or generated in the extraction of the Leased Substances;

(c)           laying pipelines, building roads, bridges, tanks, power lines, telephone lines, Remote IX Facilities, together with the maintenance and removal thereof, and any other improvements, structures and facilities thereupon that are necessary to conduct In-Situ Leaching Solution mining recovery, and restoration operations under this Lease; and

(d)           reclaiming and restoring the Leased Premises pursuant to the terms of this Lease and any governmental rules and regulations; together with such rights and easements in the Leased Premises which are necessary or useful in Lessee’s operations on the Leased Premises to carry out the limited purposes of the Lease.

ARTICLE III.
TERM

3.1 Primary Term. Subject to the other provisions herein contained, this Lease shall be for a term of eight (8) years from the Effective Date ending at 11:59 o’clock p.m. on the          day of                 , 20     (called “Primary Term”), and as long thereafter as Commercial Production is occurring on the Leased Premises or this Lease is expressly maintained by virtue of another written provision hereof.

3.2 Delay Rentals.  If a) Commercial Production is not occurring, or b) the Gross Value attributable to total sales of Uranium-bearing Products is less than $20,000.00 upon commencement of the third Lease Year, i.e., on the        day of                   , 20    , this Lease shall terminate unless on or before such date Lessee shall pay or tender to Lessor or to the credit of Lessor or any bank designated in writing by Lessor, the sum of One Hundred Dollars ($100.00)

(hereinafter referred to as “Delay Rental”) per acre of Leased Premises, which shall cover the privilege of deferring commencement of Commercial Production of Leased Substance (and actual sales of Uranium-bearing Products) from said Leased Premises for a period of twelve (12) months.  In like manner and upon like payment or tender annually, the commencement of Commercial Production of Leased Substances (and actual sales of Uranium-bearing Products) from said Leased Premises may be further deferred for successive periods of twelve (12) months each during the Primary Term.  The payment or tender of Delay Rental under this paragraph or of any other payment coming due under the terms of this Lease may be made by wire or check of Lessee mailed, hand-delivered or wired to the parties entitled thereto or to said bank on or before the due date of such payment.  Such bank or its successor, is hereby designated as Lessor’s agent to receive from Lessee all payments by Lessee to Lessor under the terms of this Lease and shall continue as depository for all payments hereunder regardless of changes of ownership of the Leased Premises and/or Leased Substances.  Lessee’s obligations to Lessor as to the payment of money under the terms of this Lease shall end upon payment of the correct amounts to Lessor or said bank, as set forth in this paragraph, and Lessee in no manner shall be responsible for any disposition or distribution of moneys so paid or deposited.  In the event that such bank (or any successor bank) should fail, liquidate or be succeeded by another bank, or for any reason fail or refuse to accept payment, or should Lessor or any assignee or assignees desire to designate another depository bank, the Lessee shall not be held in default for failure to make payment or tender payment until thirty (30) days after Lessor, or Lessor’s assignees, shall deliver to Lessee a proper recordable instrument, naming another bank as agent to receive such payments or tender. No payment made by check shall be considered made unless the funds are currently available in Lessee’s bank at the time of Lessor’s presentation to its bank.

ARTICLE IV.
RELEASE

4.1 Release Option.  Lessee may, at any time or times, execute and deliver to Lessor or may file for record in the county in which the Leased Premises are situated, a release or releases covering all or any portion or portions of the Leased Premises and thereby surrender this Lease as to such portion or portions and may be relieved of all non-accrued obligations as to the acreage surrendered; provided that any such release or releases shall cover all depths leased herein under each released tract and also the whole, and not less than the whole, of each of the separate tracts comprising the Leased Premises, as described above, to be included in such release, and provided further that no such release shall be effective unless the lands remaining subject hereto after taking such release into account shall form a single contiguous block.  For purposes hereof, tracts having only a common corner shall not be deemed contiguous.  If this Lease is released as to all the minerals and horizons under a portion of the land covered by this Lease, any payments that are computed on an acreage basis pursuant to express terms set forth in this Lease shall be reduced in the proportion that the Leased Premises is reduced by such release or releases, provided that such payments will not be reduced as to any portions of the Leased Premises where all necessary restoration obligations have not been completed as contemplated herein, which restoration obligations (and any payment obligations associated therewith) will survive termination of this Lease until all restoration contemplated herein has been completed in its entirety.

ARTICLE V
ROYALTIES

5.1 Reservation of Royalty. Lessor reserves and Lessee shall pay, a landowner’s production royalty on Leased Substances produced from the Leased Premises (“Production Royalty”) that shall be determined and computed as follows:

5.1.1                        Uranium-bearing Products; By-Products or Other Mineral Products.

(a)                                  In the event Uranium-bearing Products, By-Products or Other Mineral Products which are produced from the Leased Premises, are sold by or for Lessee, on the basis of weight determination, Lessee shall pay to Lessor a royalty on such Uranium-bearing Products, By-Products or Other Mineral Products sold which is equal to the product of the following calculation: (i) the weight of the Uranium bearing Products, By-Products or Other Mineral Products sold (calculated in pounds and measured in dry weight); multiplied by the (ii) Gross Value; multiplied by (iii) the Royalty Percentage applicable to such Gross Value as set forth below: less (iv) the Allowable Taxes attributable to Lessor’s proportionate share of such Uranium-bearing Products, By-Products or Other Mineral Products.

(b)                                             The Royalty Percentage contemplated by the calculation in this Section 5.1.1 for Uranium-Bearing Products shall be determined as follows:

Royalty

Percentage	Gross Value
10.0%	$ 0.00 to $50.00 per pound
11.5%	$50.01 to $75.00 per pound
12.5%	$75.01 to $90.00 per pound
13.5%	$90.01 to $105.00 per pound
14.5%	$105.01 to $115.00 per pound
15.5%	$115.01 to $125.00 per pound
16.5%	$125.01 to $135.00 per pound
17.5%	$135.01 to $145.00 per pound
18.5%	$145.01 to $155.00 per pound
19.5%	$155.01 to $175.00 per pound
20.5%	$175.01 per pound and above

and

the Royalty Percentage for By-Products or Other Mineral Products shall be 15.0%, without adjustment to the percentage for unit Gross Value.

5.1.2 Disposed of Without Sale.   In the event (i) Lessee takes the Uranium-bearing

Products, the By-Products or the Other Mineral Products without selling it; (ii) Lessee delivers any Uranium-bearing Products, By Products or Other Mineral Products in kind to itself or any of its Affiliates; or (iii) otherwise disposes of any Uranium-bearing Products, By Products or Other Mineral Products without a sale; or (iv) any Leased Substance is lost or wasted and royalties are payable to Lessor pursuant to Section 5.13 below; such Uranium-bearing Products, By-Products or Other Mineral Products shall be deemed to be “Disposed of Without Sale” and Lessee shall pay to Lessor a royalty on such Uranium-bearing Production, By-Product Production or Other Mineral Products that are Disposed of Without Sale, which royalty shall be equal to the product of the following calculation: (a) the weight of the Uranium-bearing Products, By-Products or Other Mineral Products Disposed of Without Sale (calculated in pounds and measured in dry weight); multiplied by the (b) Gross Value of such Uranium-bearing Products, By-Products or Other Minerals Products Disposed of Without Sale, which for the purposes of this subsection 5.1.2(b) shall be defined based on the Indicators in clause (ii) of the definition of Gross Value; multiplied by (c) the Royalty Percentage as set forth in subsection 5.1.1(b) above which is applicable to such Gross Value arrived at in accordance with subsections 5.1.2(b) and (c) above, less (d) the Allowable Taxes attributable to Lessor’s proportionate share of such Uranium-bearing Products, By-Products or Other Mineral Products.  For purposes of this Section, the taking of Leased Substances in kind by one or more parties to a joint venture or entity formed to operate the Leased Premises as Lessee shall not be deemed a disposition without sale, and, in such case, the determination of whether Lessee has disposed of Leased Substances without sale shall be made by reference to the first disposition of Leased Substances by the party or parties so taking in kind.

5.2   Royalty Deductions. Notwithstanding anything to the contrary stated elsewhere herein or at law, it is controllingly provided and agreed that all royalties payable under this Lease shall be “free royalty” and shall not bear any costs; including but not limited to any costs of lifting, operating, producing, gathering, treating, separating, processing or transporting the Leased Substances. Lessor’s royalties payable under this Lease shall bear its proportionate share of all Allowable Taxes. If any contract for the sale of production from this Lease or lands pooled therewith includes any reduction for a non-deductible expense, then such deduction shall be added to the price and/or the monies received by Lessee and such contracts for the purpose of determining the Gross Value and for calculating and paying Lessor’s royalties payable under this Lease. It is additionally understood and agreed that in the event Lessee is entitled to any additional price increments or credits, such as severance tax or other price increments under any purchase and/or sales agreement, or by law, such price increment(s) or credit(s) shall be added to the price and/or monies received by Lessee for the purposes of determining the Gross Value for calculating and paying Lessor’s royalties under this Lease.  In the event the Royalty Percentage is not determinable for the purposes of supplementing Lessor’s royalty payment pursuant to the terms of this Section 5.2 for any such addition of non-deductible expenses, or as to such price increment or credit, the Royalty Percentage shall be deemed to be the average Royalty Percentage paid by Lessee to Lessor during the prior six (6) month period.

5.3 Market Value or Gross Value. In the event the provisions of Section 5.2 are in conflict, or are deemed to be in conflict, with any other provisions in this Lease, including, without limitation, any provisions which contain the phrase, “market value or Gross Value”, it is the intention of Lessor and Lessee that the provisions of Section 5.2 shall prevail. Specifically, it is the intention of the parties that the provisions of Section 5.2 are to be fully effective and enforceable and that such provisions are not to be construed as “surplusage” under the principles set forth in Heritage Resources, Inc. vs. NationsBank, 938 S.W.2d 118 (Texas, 1997).

5.4 Duty to Market. Notwithstanding anything to the contrary stated elsewhere herein, it is controllingly provided that the parties hereto agree and acknowledge that Lessor is dependent upon and reliant upon Lessee’s actions under this Lease on behalf of Lessor. Therefore, Lessee owes to Lessor the duty to operate the Leased Premises for the common good of both parties and to act prudently and in accordance with industry standards, considering all relevant circumstances at the time any particular sales arrangement is entered into, and to exercise good faith and fair dealing with due regard for the interests of Lessor, including without limitation the Production Royalty, in the sale and marketing of the products of Leased Substances from the Leased Premises.

In the event Lessee or any of its Affiliates own a plant or mill that processes Uranium-bearing Products, By Products or Other Mineral Products from the Leased Premises and also Uranium-bearing Products, By Products or Other Mineral Products from other properties located off of the Leased Premises, Lessee shall assure that sales of the Uranium-bearing Products, By Products or Other Mineral Products owned by Lessee and processed in its (or its Affiliates’) plant or mill are on a first-in/first-out basis.  By way of example, if there are 3 leases, the A lease, the B lease and the this Lease that have Leased Substances processed at such plant or mill, and the production arrived at the plant or mill from this Lease first, the B Lease second and the A lease third, Lessee must sell the Uranium-bearing Products, By Products or Other Mineral Products produced from this Lease first, and the  A Lease and B Lease thereafter, without regard to the royalty burden or lease burdens affecting any such production.  Lessee shall take all necessary precautions and operations in order to keep track of the first in/first out basis of accounting for royalties and it shall follow all sampling, assaying, measurement, testing and analysis required in this Lease and in the laws and regulations of the State of Texas and the United States and their regulatory agencies and commissions.

Lessee will not enter into any contract for the sale of Leased Substances with a term greater than two (2) years, unless Lessee provides to Lessor a copy of the proposed contract in advance.  Lessor will have a period of fifteen (15) days from receipt of any contract provided to it by Lessee within which to accept or reject such contract by written response, and the failure to respond will be deemed acceptance of the relevant contract.  In the event Lessor accepts a contract proposed in accordance with this Section, the Gross Value for purposes of calculating Production Royalty with respect to Leased Substances sold under such contract shall be the price indicated in the contract for the duration of the contract.  In the event Lessor rejects the contract, the Gross Value for purposes of calculating Production Royalty with respect to Leased Substances sold under such contract shall be determined based on the Indicators in clause (ii) of the definition of Gross Value.

Lessee shall be deemed to have satisfied its duty to market under this Section to the extent Lessee delivers any contract or contracts for the sale of Leased Substances to Lessor as provided for in the paragraph above, and Lessee thereafter delivers Production Royalties in accordance with the results of Lessor’s acceptance or rejection of such contract.

Lessee will not sell or offer for sale any Uranium-bearing Products, By-Products or Other Mineral Products produced from the Leased Premises to any person, government or entity when Lessee knows or reasonably should have known that such products will be utilized by such purchaser in the development, manufacture or production of weapons or as a fuel source for weapons.

5.5 Royalty Payments. Royalties shall accrue at the time of sale or at the time Leased Substances are Disposed of Without Sale and in the amount as provided in this Article V. Royalty payments shall become due and payable no later than sixty (60) days after the first sale or after any Leased Substances attributable to the Leased Premises are Disposed of Without Sale. Thereafter, Royalty payments shall be due and payable to Lessor by Lessee no later than the thirtieth (30th) day of the month following the month in which the same is sold or Disposed of Without Sale. Royalty payments shall be made by Lessee’s check and shall be accompanied by a settlement sheet showing the quantities and grades of Leased Substances produced from the Leased Premises and saved and removed for sale or processing, proceeds of sale, allocable taxes, and other pertinent information in sufficient detail to explain the calculation of the royalty payment.

5.6 Depository Bank. Upon written request of Lessee, Lessor shall designate a bank within the State of Texas to act as Lessor’s agent to receive from Lessee all payments payable under the terms hereof, and all such payments may be made by paying or tendering the same to Lessor, or to said bank for Lessor’s credit, which bank shall continue as the depository for all royalty payments hereunder regardless of changes of ownership of the Leased Premises, or rights to receive payments hereunder, subject only to the subsequent provisions in this Section 5.6.  All charges of such depository bank shall be for Lessor’s account.  A single payment or tender to said depository bank shall be shall be made by mailing or by delivering a check to it, and such a payment shall effectively and for all purposes whatsoever constitute full payment of the amount thereof to Lessor to the same extent as if made directly.  In the event Lessor fails to name said bank upon the request of Lessee, or in the event such bank (or any successor bank) should fail, liquidate or be succeeded by another bank, or for any reason fail or refuse to accept royalties, or should the owners of all rights to payments hereunder desire to designate another depository bank, then Lessee shall not be held in default for failure to make payment or tender of payments until thirty (30) days after said persons shall deliver to Lessee a proper, recordable instrument naming a bank as agent to receive such payments or tenders.

5.7 Late Payment. Any amount of money owed under this Lease to Lessor, including but not limited to Royalty Payments, Minimum Royalties, Shut-in Royalties, Delay Rentals and surface damages that are not paid when due shall bear interest from the due date until paid at the lesser of (a) fifteen percent 15%) per annum, or (b) the maximum legal interest rate allowed by law, if less. If royalty or any other payment due under this Lease is not paid by its due date, Lessor may give Lessee written notice of such non-payment.  If within thirty (30) days after Lessee’s receipt of Lessor’s written notice of such non-payment, Lessee fails to either: (i) make full payment of such amount due to Lessor (including accrued but unpaid interest); or (ii)  dispute in good faith and with particularity the existence of a default, as provided in Section 22.1.C., Lessor may elect to terminate this Lease as provided in Section 22.1.

In the event this Lease terminates pursuant to the provisions of this Section and Section 22.1, Lessor shall be entitled to all subsequent production from this Lease after such termination date and may enforce its security interest under Section 5.15 on all equipment situated on the Leased Premises to secure amounts due and unpaid.

5.8 Royalty Audit. Lessor shall have the right, personally or by representative,  at all reasonable times and as shall not unreasonably hinder or interrupt operations of  Lessee, to enter into and upon the Leased Premises and workings thereon and Lessee’s offices for the purpose of examining and inspecting same in order to ascertain whether the terms of this Lease are being complied with.  Such inspections and examinations shall include the right to review, inspect and copy the books, accounts, contracts, settlements, records and data of Lessee pertaining to the development, production, assay records, tests and evaluations of the ore records and production records, exploration, savings and transportation of the Leased Substances and other products produced from or attributable to the Leased Substances.  Lessor’s right to inspect is limited to an inspection of Lessee’s records only insofar as those records pertain to or in any way affect Lessor’s Production Royalty interest in the Leased Premises or the Leased Substances and unless it affects Lessor’s Production Royalty interest, does not extend to the working interest or net revenue interest owned by parties other than Lessee in the Leased Premises or the Leased Substances except to the extent any Leased Substances from the Leased Premises have been commingled with Leased Substances from other property.  Lessor shall have the right to require Lessee to furnish Lessor with a copy of any sales agreement(s), processing agreement(s) or transportation agreement(s) concerning the disposition of the Leased Substances produced from the Leased Premises, and full information as to all Leased Substances and other products produced and at the time sold from, or used on, the Leased Premises and acreage pooled therewith.  Lessor shall also have the right to review in Lessee’s offices any sales contract, meter records, meter maintenance and repair records, assay records, ore body tests and reports, engineering and geological tests and reports, marketing agreement or processing contract of Lessee and all amendments thereto, covering the exploration, mining, producing, sales or processing of the Leased Substances from the Leased Premises.  In the event such information is not public, Lessor agrees, and if so requested by Lessee, any representative of Lessor shall agree in writing, to hold confidential any material or data furnished hereunder pursuant to Section 17.2.  Additionally, it is understood and agreed that, as to any area of the Lease that is still held under the terms of the Lease, Lessor’s right to enter upon any area of the Leased Premises that is still held by the Lease at such time of inspection, in order to inspect any tangible property owned or operated by Lessee in connection with its operations under the terms of this Lease, shall be subject to: (i) all reasonable and applicable safety rules of Lessee and also any rules or regulations of any governmental authorities having jurisdiction over such property; and (ii) the requirement that such access or inspection does not unreasonably interfere with Lessee’s operations on the Leased Premises.

Any inspection of the Leased Premises shall be at Lessor’s sole risk and in compliance with applicable laws and Lessee’s normal safety rules and regulations.

Lessor shall have the right not more frequently than once each Lease Year, and to the extent necessary to determine the calculation of Lessor’s Production Royalty, to audit Lessee’s relevant books and records at Lessee’s offices and during Lessee’s normal business hours.  Such audit shall be limited to matters relevant to Production Royalty paid or due in the Lease Year in which the audit is made and the immediately preceding Lease Year.  Lessee shall have no obligation to retain or submit to inspection records for Production Royalty other than for the present and immediate past Lease Year.

5.9 Shut-In Royalty.  In the event this Lease has been continued in force and effect beyond its Primary Term by Commercial Production or by Drilling Operations or Reworking Operations pursuant to Article VI of this Lease or pursuant to any other provision of this Lease, and all Production Wells on said Leased Premises are shut-in or thereafter shut-in, then Lessee may pay as shut-in payments to Lessor herein, commencing on or before ninety (90) days following the expiration of the Primary Term of this Lease or ninety (90) days after all such Production Wells have been shut-in for ninety (90) consecutive days (whichever date is the latest), the sum of Fifty Thousand Dollars ($50,000.00) for the Leased Premises, and annually thereafter on or before the anniversary date of such initial payment, subject however to the limiting provisions hereafter stated; and such payments (as hereinabove provided) when made, shall (for such annual period) be considered as though Commercial Production of Leased Substances is occurring from the Leased Premises; provided, however, that after production and marketing of Leased Substances, all of such Production Wells on the Leased Premises may thereafter be temporarily shut-in to negotiate a more favorable price or a market therefore by payment of such shut-in payments to Lessor. It is controllingly provided, however, that the payment of shut-in royalty pursuant to the terms of this paragraph will not perpetuate this Lease as to the acreage allocated to the Leased Premises for a period of more than seven hundred and thirty (730) days, calculated on a cumulative basis. The timely and proper payment of this shut-in payment is a condition of the continued validity of this Lease.

Payments under this Section 5.9 shall not be considered as a credit upon Minimum Royalty payments payable to Lessor during such annual or semi-annual period, (whichever is applicable), and shall in no manner reduce such obligation of Lessee.  No payments under this Lease, including, but not limited to, royalties, minimum royalties and shut-in royalties shall relieve Lessee from the express or the implied covenants contained in this Lease or implied under the law.

5.10 Minimum Royalty. Notwithstanding anything to the contrary stated elsewhere herein, it is specifically agreed that once there is actual production of Leased Substances from the Leased Premises or lands pooled therewith (if authorized), the sum or sums of all of the royalties (excluding shut-in royalty and production taxes paid by Lessee on behalf of Lessor) actually paid to Lessor during each Lease Year for production from the Leased Premises or lands pooled therewith (if authorized) shall never be less than the sum of One Hundred Fifty Thousand Dollars ($150,000.00)(“Minimum Royalty”). However, it is agreed that for the first Lease Year in which there is actual production of Leased Substances, the guaranteed Minimum Royalty shall be reduced to equal the sum of Twelve Thousand Five Hundred Dollars ($12,500.00) times the number of months elapsed in such Lease Year since the first production of Leased Substances. If the payment of actual Production Royalty during a Lease Year does not at least equal the guaranteed Minimum Royalty, the difference shall be made up on or before sixty (60) days after the end of the Lease Year and it is not recoupable out of future production.  Following the end of each Lease Year, Lessee shall calculate the Production Royalty actually received by Lessor during the Lease Year and if such sum is less than such Minimum Royalty amount, then Lessee shall pay the difference to Lessor within such sixty (60) day period.  Notwithstanding anything to the contrary contained elsewhere herein, Lessee’s proper and timely payments of Minimum Royalty in excess of actual Production Royalty payments are merely contractual payment obligations and the proper payment of same in no way perpetuates or extends the Lease.  Drilling Operations shall not extend the time for computation or payment of any Minimum Royalty under the terms of this paragraph.  Also no tender or payment of any Minimum Royalty as herein provided shall be construed as Commercial Production unless derived from actual Production Royalty.  No payment paid or to be paid under this Lease, including, but not limited to, Minimum Royalty payments, royalty payments, or shut-in royalty payments shall relieve Lessee from the obligations expressed in this Lease, nor shall any express provisions of this Lease relieve Lessee from any implied covenant, duty or obligation arising by law, under this Lease or at equity.

5.11 Commingling.  As a material consideration for the execution of this Lease, Lessee agrees that Leased Substances produced from the Leased Premises may not be commingled with Leased Substances produced from any other lands at any time prior to completion of processing at Lessee’s Central Plant Facility, unless Lessor consents to earlier commingling in writing in advance of any such commingling.  Furthermore, and without limiting the foregoing, except in the event of pooling (if authorized herein), Lessee shall not commingle and shall keep Leased Substances produced from any lands not covered by this Lease separate and apart from any Leased Substances (including any ore, solutions, pregnant liquors, pregnant slurries, or yellowcake) mined and/or removed from the Leased Premises until such Leased Substances produced from the Leased Premises, and any other property in which the Leased Substances are to be commingled with have been sampled, measured, assayed, tested and analyzed in accordance with Section 5.12 below in order that payments of royalties to Lessor may reflect the correct quantity and quality of the Leased Substances, including the solution volume of each Leased Substance mined and removed from the Leased Premises.  Furthermore, except in the event of pooling, (if authorized herein), Lessee shall not commingle and shall keep Leased Substances produced from any Withdrawn Area or Separate Tract separate and apart from any Leased Substances (including any ore, solutions, pregnant liquors, pregnant slurries or yellowcake) mined and/or removed from any other Withdrawn Area or Separate Tract until such Leased Substances produced from each Withdrawn Area or Separate Tract have been sampled, measured, assayed, tested and analyzed pursuant to Section 5.12 below.

After proper sampling, measurement, assaying, testing and analyzing have been done in accordance with this Section and Section 5.12 below, Lessee may commingle Leased Substances produced from Withdrawn Areas and Separate Tracts (if any) with Leased Substances produced elsewhere on the Leased Premises for the purpose of subsequent processing or shipment to a plant or place of sales.  Additionally, Lessee may commingle Leased Substances produced from lands off the Leased Premises with Leased Substances produced from this Lease for the purposes of subsequent processing or sales off the Leased Premises if and only if Lessee has first conducted proper and accurate sampling, measurement, assaying, testing and analysis (pursuant to the terms of this lease, including Section 5.12) of the Leased Substances that were produced from the Leased Premises and also of the Leased Substances produced from other lands off the

Leased Premises that are to be commingled with the Leased Substances produced from the Leased Premises.  However, notwithstanding anything to the contrary stated elsewhere herein, it is controllingly provided that in no event shall any Leased Substances produced from lands outside of the Leased Premises be brought onto the Leased Premises.

5.12 Sampling, Assaying, Measurement, Testing and Analysis. All sampling, assaying, measurement, testing and analysis of wet weight and volume, dry weight and volume, moisture content, amenability, pay metal content, and any sampling procedures, assaying, testing, measurement and analysis shall be made in accordance with sound mining and metallurgical practices and sound industry standard sampling and analysis procedures prevailing in the uranium mining and milling industry.  In this regard, it is imperative that Lessee use practices and procedures that are necessary to produce accurate determinations, measurements, allocations and results so that Lessor is accurately paid its royalties for all Leased Substances produced from the Leased Premises.  Lessor shall have the right to have a representative at the times any samples are taken and to monitor any testing or assaying of the samples at reasonable times and on reasonable prior notice.  Lessor shall have no right to take possession of any samples or other radioactive material unless and until such possession is by a laboratory, person or entity that is properly licensed to possess such materials.  Detailed records shall be kept by Lessee showing the results of all sampling, assaying, measurements, metering, testing, analysis and computation required in this Agreement necessary to properly and accurately calculate and pay Lessor’s royalties and so that Lessor and its representatives will be able to verify that the royalty payments have been paid to Lessor accurately and in order to recreate Lessee’s methodology and calculation of Lessor’s royalty payments.  Sampling, assaying, measurement, testing and analysis pursuant to this Section and Section 5.11 are for purposes of attribution or allocation of production of Leased Substances to or among the Leased Premises or properties as to which commingling occurs.  Production Royalty shall be calculated on the basis of Leased Substances actually recovered from the processed products, using sound mining and metallurgical engineering practices.

5.13 Waste Rock, Spoil, Tailings and Lost Production. It is expressly provided that Lessee shall be liable to Lessor for the royalty on any Leased Substances which may be lost or wasted due to leakage, fire, theft or other reasons to the extent they are lost or wasted are the result of Lessee’s negligence, intentional acts, or the negligence  or intentional acts of its agents, independent contractors, contractors, subcontractors, employees, assigns or any other party connected with operations on this Lease or under the direction of or at the request of Lessee. Lessee shall not be liable for royalties on Leased Substances lost in mining or processing, such as Leased Substances caked on production or processing facilities and are not reasonably and economically obtainable, or waste rock, spoils, tailings, or any other mine waste or residue, to the extent and only to the extent that such Leased Substances were lost while using sound mining and metallurgical engineering practices.

5.14 Payment Instructions. Unless required to be paid to a depository bank under Section 5.6 above, all payments of royalties and other monies payable under this Lease by Lessee to Lessor shall be payable to the credit of Lessor at their offices located at 555 N. Carancahua, Suite 1700 Tower II, Corpus Christi, Texas 78478.

5.15 Lessor’s Lien.  In addition to any other rights of Lessor hereunder, Lessee agrees that all sums due as royalty shall be secured by a lien on the Leased Premises, the Leased Substances, all proceeds attributable to the production and sale of Leased Substances, and any and all equipment, goods, and fixtures of Lessee placed on the Leased Premises  (the “Collateral”). A memorandum of this lease filed for record in the county in which the Leased Premises are situated is intended to serve as perfection of the lien on Collateral described herein, and such memorandum will also be deemed a financing statement under applicable law.

5.16 Most Favored Nations.  If during the Primary Term of this Lease, Lessee enters into or acquires from a third party an in situ uranium mining lease taken on behalf of Lessee, covering any mineral interest of at least 1000 gross acres within fifteen (15) miles of the Leased Premises, which instrument provides for royalty provisions that are more favorable or of greater value than the terms or payments provided for in this Lease, then Lessor shall ipso facto receive such greater and more favorable terms as if same had been incorporated in this Lease at the time of its execution. Lessee shall promptly execute and deliver to Lessor an amendment to this Lease in recordable form to reflect the increase in royalty, and payment shall be made to reflect any difference in royalty. Said amounts shall be payable under the more favorable terms as if such terms had been in force from the inception of the Lease.

ARTICLE VI.

DRILL OR REWORK

6.1 Drill or Rework. In addition to the right to maintain this Lease in effect by the payment of Shut-in Royalties pursuant to Section 5.9, if, after discovery and production of Leased Substances, the production thereof should cease from any cause, this Lease shall not terminate if Lessee commences Drilling Operations or Reworking Operations directed towards the establishment or reestablishment of production from the Leased Premises within ninety (90) days after the cessation of production and such operations continue with no cessation of more than ninety (90) days until Commercial Production is established, re-established or if such cessation occurs during the Primary Term, commences or resumes, the payment or tender of Delay Rentals or commences Drilling Operations or Reworking Operations directed towards re-establishment of Commercial Production on or before the Delay Rental payment date next ensuing.  If, at the expiration of the Primary Term,  Leased Substances are not being produced on the Leased Premises but Lessee is at that specific time then engaged in Drilling Operations or Reworking Operations directed towards the establishment or reestablishment of production there from, this Lease shall remain in force so long as Drilling Operations or Reworking Operations are prosecuted with no cessation of more than ninety (90) consecutive days, and if they result in the production of Leased Substances, so long thereafter as Commercial Production of Leased Substances is occurring on the Leased Premises.

All Drilling Operations and/or Reworking Operations shall be conducted in compliance with all applicable laws and regulations including any and all Environmental Protection Laws, in good faith, with reasonable diligence, with adequate equipment, and in a good and workmanlike manner and the failure to comply with this provision where such operations are relied upon by Lessee to extend this Lease shall operate as a limitation on this Lease to the same extent as though no such operations were conducted.

ARTICLE VII.

WATER RIGHTS

7.1 Water Supply Well Takeover. Any Water Supply Well drilled by Lessee upon the Leased Premises shall, at Lessor’s option, become the property of Lessor upon the termination of this Lease as to the portion of the Leased Premises upon which such Water Supply Well is located, if, in the judgment of Lessee, such Water Supply Well is no longer needed in connection with Lessee’s development or clean-up or restoration operations on the Leased Premises.  The casing in any such Water Supply Well or wells shall not be removed by Lessee, and Lessor shall thenceforth assume all risks and obligations attendant to Lessor’s ownership and use of such Water Supply Well or wells, and Lessee is relieved from any further liability and Lessor shall indemnify Lessee against and hold Lessee harmless from any and all liability and claims with respect to such water Supply Well or wells.  Lessee may not use any surface water or water from any Water Supply Well owned by the Lessor or any surface owner on the Leased Premises.  Lessee shall use no more water than is reasonably necessary for its operations on the Leased Premises.  Lessee shall not use or sell water for use on any lease or land other than the Leased Premises.  Lessee shall comply with all rules and regulations promulgated by the Kenedy County Groundwater Conservation District, and any other agency having jurisdiction over Water Supply Wells that may be drilled by Lessee on the Leased Premises, including without limitation, requirements to register such Water Supply Wells and to measure and report all water produced from such Water Supply Wells.

7.2 Water Usage.  Lessee shall have use of water from any Well, Water Supply Well, Monitor Well or Production Well drilled by Lessee on the Leased Premises for the limited purposes authorized in this Lease.  Lessee shall have the use of water from any Water Supply Well owner by Lessor prior to the execution of this lease, subject to the grant of prior written permission and subject to payment to Lessor of a water usage fee in the amount of $3.00 per 1,000 gallons of water used as provided by Lessee’s metering and/or truck tallies. Additionally, Lessee shall test water from Lessor’s existing Water Supply Wells and from any Water Supply Wells drilled by Lessee prior to using any water in, on or under the Leased Premises.  All operations on this Lease, including exploration, solution mining and restoration operations wherever situated on the Leased Premises shall be conducted so not to damage, contaminate or destroy any water supply constructed or owned by Lessor. In the event for any reason such activity should result in damage to, contamination or destruction of any such water supply, Lessee shall repair, restore, remediate, decontaminate or replace any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so damaged, contaminated or destroyed, with reasonable diligence and dispatch, weather permitting.  If such repair, restoration, remediation or replacement is not feasible, then Lessee shall pay to Lessor a reasonable compensation for any such damage so sustained or the loss in value of Lessor’s and/or surface owner’s property, whichever is the highest. Any such Water Supply Well, tank, above or below ground reservoir or strata or other water facility so repaired, restored, decontaminated, remediated or replaced shall be of a capacity and quality equal to that which was damaged or destroyed.  Prior to beginning operations on the Leased Premises, Lessee will establish baseline groundwater parameters for the entirety of the Leased Premises and test all water from all Water Supply Wells and open tanks on the Leased Premises in order to determine pre-mining groundwater quality.  As part of testing requirements, Lessee will comply with all applicable RCT and TCEQ in-situ mine permitting processes, including all reclamation requirements.  Lessee agrees to provide Lessor with water test data conducted prior to the beginning of operations as required above, and also all water test data consistent with periodic reporting requirements of the TCEQ, the EPA, the RCT, or otherwise as provided for in this Lease.  For purposes of this Lease, the term “baseline groundwater parameters” means water quality parameters that are naturally occurring which are measurable and quantifiable as identified by TCEQ and EPA, and identifying certain chemical or physiological conditions and properties, which if such conditions and properties are altered, may be harmful to human health and/or the environment.

7.3 Adjacent Surface Owners. In the event that the boundary of a Withdrawn Area  is located within 5,000 feet of the perimeter boundary of lands owned by Lessor, prior to beginning operations on the Leased Premises, Lessee will, to the extent authorized by the adjacent surface owner, test the adjacent surface owner or owner’s groundwater supply in order to establish baseline groundwater parameters.  Lessee will communicate and negotiate directly with the applicable adjacent surface owner(s) regarding this provision. During the conduct of operations in any such Withdrawn Area, to the extent authorized by the adjacent surface owner, Lessee will drill and maintain not less than one (1) Monitor Well on the lands of each affected adjacent surface owner (or such number of Monitor Wells as may be required under any Environmental Protection Laws), and Lessee will provide such adjacent surface owner(s) with copies of all data obtained during such monitoring operations. In the event for any reason the monitoring data indicates the occurrence of an Adverse Environmental Event affecting an adjoining surface owner’s groundwater supply, Lessee will take all steps necessary to immediately prevent further damage to the groundwater supply, together with all steps necessary to remediate any damage to, or contamination of the water supply revealed by monitoring operations.  Lessee will provide Lessor with copies of all data obtained pursuant to this subsection within ten (10) days of the date such data is obtained by or on behalf of Lessee.  Inability of Lessee to obtain adjacent landowner consent to drill and/or test a monitor well on the adjacent landowner’s property, despite Lessee’s diligent efforts to do so, shall not affect Lessee’s right to conduct exploration, development or extraction operations within 5000 feet of the referenced perimeter.

ARTICLE VIII

ENVIRONMENTAL MANAGEMENT SYSTEMS/INDEPENDENT

THIRD PARTY REVIEW

It is of the utmost priority to the Lessor for the Leased Premises to be reclaimed and restored to as near its original state as reasonably possible.  If Lessor considers that Lessee has not completed restoration or reclamation in accordance with requirements of this Lease, Lessor shall so notify Lessee and Lessee shall have a reasonable period of time to remedy the matter before being liable for additional damages hereunder.  In no event shall Lessee be required to undertake any action or remediation that is in violation of applicable laws, rules, regulations, licenses or permit conditions.  The groundwater underlying the Leased Premises will be reclaimed and restored to as near its original state as possible and consistent with its previous use as defined by regulatory permits and licenses.  The groundwater underlying adjacent lands will be free from contamination as a result of operations being performed under this Lease.  As such, during the term of this Lease, Lessee agrees to establish and maintain an environmental management system compatible with the International Organization for Standardization (“ISO”) 14001 standards as such standards may be revised from time to time by ISO.  Furthermore, Lessor, in consultation with the Lessee, but at Lessor’s sole discretion and at Lessor’s cost, may engage an independent third party expert (the “Expert”) of its choosing to assist in reviewing (1) all filings and plans provided to regulatory agencies, (2) all testing to determine baseline groundwater parameters, and all water quality monitoring and restoration activities, (3) all actions taken by Lessee with respect to the Leased Premises, including but not limited to daily operations, establishment, review, and maintenance of baseline wells and Monitor Wells, excursion detection and correction, remediation, restoration, reclamation, (4) reviewing the form and amount of the financial environmental protection security tendered with the TCEQ as adjusted from time to time, and (5) any other action relating to or arising out of the terms and provisions of this Lease or the Leased Premises.  If Lessor deems it necessary or advisable, the Expert may be engaged to propose and assist in the implementation of measures and procedures deemed necessary by the Expert to prevent or remedy damages to the Leased Premises, groundwater supply or the environment occurring while operations are being conducted under this Lease. Lessee agrees to implement any and all environmental protection measures, groundwater testing and monitoring procedures, environmental and/or groundwater or surface restoration and remediation procedures as may be recommended by the Expert (collectively the “Expert Recommendations”) during the conduct of Lessee’s operations under this Lease. Lessee will bear all costs associated with implementation of the Expert Recommendations. Notwithstanding the foregoing, Lessee will not be required to implement the applicable Expert Recommendations to the extent all of the following conditions exist:

1.               The Expert Recommendations exceed the requirements under Environmental Protection Laws as applicable to Lessee’s Permits and Licenses; and

2.               The costs of implementation of the Expert Recommendations are excessive and would substantially affect the profitability of Lessee’s operation.

In the event the Expert Recommendations meet conditions 1. and 2. above and Lessee and the Expert cannot agree regarding an alternative to the Expert Recommendations, Lessee may retain its own expert (a “Lessee Expert”) at Lessee’s sole cost.  The Lessee Expert and Lessor’s Expert will meet in an effort to reach an agreement as to the implementation of Lessor’s Expert Recommendations or an alternative thereto.  In the event the Lessor Expert and the Lessee Expert cannot reach an agreement, such parties will select a third expert (the “Neutral”), the cost of which will be shared equally by Lessor and Lessee.  The Neutral will make one of the following decisions: a) implementation of the Expert Recommendations; b) implementation of an alternative to the Expert Recommendations, whether or not the alternative was proposed by Lessee; or c) rendering of a decision in writing that Lessee’s operations are in compliance with all Environmental Protection Laws, and that the Expert Recommendations are unreasonable and that no reasonable alternative to such recommendations exists. The decision of the Neutral will be binding upon Lessor and Lessee.

ARTICLE IX
ASSIGNMENT

9.1 Assignment by Lessee. This Lease is personal in nature between Lessor and Lessee. Therefore, this Lease cannot be assigned by any Lessee without the prior written consent of Lessor, which consent may be withheld for any reason or for no reason in Lessor’s sole discretion.  Furthermore, no approved assignment by Lessee, or by any assignee of Lessee, shall be valid or have any force until Lessor shall have been furnished with a copy of the recorded assignment, and any assignment approved by Lessor must cover and include all of Lessee’s rights under this Lease. All leasehold estate owners and their subsequent assignees, heirs and assigns shall be jointly and severally liable to Lessor for the covenants, conditions and obligations under this Lease. The provisions hereof, both express and implied, shall be considered as covenants running with the land and binding upon any and all assignor, assignee or sub-lessee of Lessee and shall extend to their heirs, successor and assigns.  Assignment of this Lease or any part thereof shall not relieve any Lessee, its assignees, or any sub-assignees of any obligations hereunder, heretofore accrued or to accrue in the future; and any assignee of Lessee shall, by acceptance of such assignment, be bound by and subject to all of the terms and provisions hereof. The term “assignment” as used herein shall include, without limitation, any sublease, farmout, operating agreement, pooling agreement, unitization agreement, assignment or any other agreement by which any share of the operating rights granted by this Lease are assigned or conveyed, or agreed to be assigned or conveyed, to any other party.  Any attempted assignment by Lessee in violation of the provisions of this Section will be void.

9.2 Assignment by Lessor. Lessor’s rights under this Lease are freely assignable in whole or in part, provided that no sale or assignment by Lessor shall be binding on Lessee unless Lessee shall have actual knowledge of or be furnished with a copy of the recorded instrument evidencing same.

ARTICLE X
SURFACE RESTRICTIONS

10.1 Surface Use. Lessee agrees to use only so much of the surface of the Leased Premises as is necessary to exercise its rights hereunder and Lessee’s use shall be subject to any prior oil, gas or other mineral leases, wind leases or wind easements or similar agreements in effect that cover all or part of the Leased Premises, and its use shall be in compliance with all Environmental Protection Laws.  Furthermore, Lessee shall, to the extent practicable, accommodate the use and occupation of the Leased Premises by Lessor and its successors and assigns, including future Lessees of water, oil, gas and/or other mineral rights, wind rights, or hunting, grazing or other surface rights.  This clause is of material value to Lessor in that it is important that surface rights are not unreasonably interfered with and that other minerals (including oil and gas) and wind rights are not devalued, and that the exploration, drilling, development, production and other operations for the development of wind, oil and gas are not impeded and that oil and/or gas wells are able to be drilled at optimum locations and wind turbines are able to be sited at optimal locations.  Prior to commencing any surface operations that would affect the Lessor’s use of any part of the Leased Premises or damage any part of the

Leased Premises, including wells, pipelines, roads, Drilling Operations or seismic operations on the Leased Premises, Lessee, Lessor, and/or their respective agents, shall, at the option of the Lessor, make a joint inspection of the Leased Premises so that Lessor may be informed where and when surface operations are going to be conducted on the Leased  Premises.  Lessee agrees to notify Lessor prior to the commencement of development of or operations on each separate Production Area, Withdrawn Area or other separate surface operation.

10.2 Roads. Lessee will use existing gates and roadways for entering upon and leaving the Leased Premises, and to the extent practicable it will use such routes, roadways, and approaches in going upon, over, or about the Leased Premises as are designated for its use by Lessor who, in turn, agrees that Lessor will, upon request and in consultation with Lessee, designate a reasonable route for Lessee’s purposes consistent with terrain, preservation of improvements, the location of Lessee’s activities, and the conduct of Lessor’s existing or proposed land use. Lessee further agrees for itself and for all persons entering or leaving said Leased Premises in connection with Lessee’s operations hereunder that it shall keep all outside and interior gates along the route or routes designated for such use securely closed (and locked when designated by Lessor to be locked) except immediately before and immediately after each separate use, and further agrees that it will promptly repair any gate, fence, or other improvement that may suffer damage or injury by reason of Lessee’s operations hereunder.  Lessee further agrees that it will maintain approaches, gates, cattle guards, and roadways used in connection with its operations in a good state of repair and will promptly cause to be repaired and restored any damage thereto occasioned by or resulting from Lessee’s operations.  Prior to the locating and construction of any road, Lessee shall consult with Lessor with the intent being to situate said road(s) in mutually agreeable locations, and the construction and use of such roads shall be in compliance with all Environmental Protection Laws and the provisions of this Lease. Lessee agrees to surface such roads in such a manner that they will classify as “all weather” roads of gravel, caliche, or other similar material resulting in a substantial surface (minimum 8” base, after compaction), and further agrees to construct such diversion terraces or take such other actions as may be reasonably necessary to reduce soil erosion and particularly to prevent sand dune formation.  If Lessor shall desire, on all such new roads Lessee shall also install and maintain substantial iron cattle guards capable of turning cattle in substitution for any gates on the Leased Premises which Lessee uses.  Lessee shall pay Lessor for the damage to the lands caused by such roads, including loss of or interference with the use of the surface.  Lessee agrees to maintain all roads used by Lessee in Lessee’s operation on the Leased Premises in good condition and repair during the period of Lessee’s operations on the Leased Premises.  Lessee’s obligation to maintain such roadways includes, but shall not be limited to regular grading of the roads, immediate repair of any rutting or subsidence caused or exacerbated by Lessee’s use of such roads, and all other maintenance activities necessary to preserve the roadways in their current condition as of the date of this Lease, or in their as built condition in the case of new roads. When any roads constructed by Lessee are no longer used by Lessee, if Lessee has constructed any character of topping, such as caliche or otherwise on such roads, surface owner(s) shall have the option to require Lessee to remove such topping from the roads or to abandon them for Lessor’s future use and possession.  If the surface owner(s) require the road to be removed, Lessee shall restore the surface of the land occupied by said road and its adjacent drainage area to substantially its former condition.

10.3 Surface Compensation and Areas Withdrawn From Lessor’s Use.  Lessee agrees to pay Lessor reasonable compensation for all use of or damage to the surface (or any incident of the surface estate), which use is made or which damages are incurred in the exercise of the rights granted to Lessee by this Lease.  Lessee’s obligations to compensate Lessor for such use or damage shall exist whether or not such use or damage is due to the negligence of Lessee, its agents, employees, invitees or independent contractors.  Lessee agrees to pay for all damages to or loss of crops, cattle, livestock, wildlife, trees, surface and subsurface water, and any other personal or real property situated on the Leased Premises, resulting from Lessee’s operations thereon.

(a) Lessee shall pay Lessor the sum of One Hundred Dollars ($100.00) per Exploration Well drilled by Lessee as full compensation for all damages to grass, crops and land that occur during any exploration Drilling Operations.  Lessee shall, in addition to the above, within sixty (60) days after the drilling of such Exploration Well(s), restore the land to as near its original condition as is reasonably possible.

(b) At least thirty (30) days prior to the date Lessee commences Drilling Operations on any Production Well on the Leased Premises, or commences construction for any Remote IX Facility, building, stockpiles or waste dumps or other facility that is authorized under this Lease, Lessee shall construct a fence around the area planned to be occupied by such Wellfield or Remote IX Facilities, and Lessee shall pay Lessor a one- time payment of Six Hundred Fifty dollars ($650.00) per each acre that is included within such fenced area, less any payments already received for drill holes or other surface damage payments.  Each Remote IX Facility or facilities other than production and injection grids, shall encompass as small an area as is reasonably necessary for Lessee to safely and prudently operate the facilities thereon.  Each Withdrawn Area for each Wellfield shall not encompass an area that is more than one hundred (100’) feet outside of the exterior limits of the uranium ore body that Lessee has delineated and plans to produce by such injection well and Production Well grid unless approved by the Lessor in writing. Other than the use of roads as set forth elsewhere here in this Lease, the sampling of Monitor Wells and the drilling of Exploration Wells or seismic studies pursuant to the terms of this Lease, all other operations by Lessee shall be conducted only upon the Withdrawn Area(s).  Except for rights, titles and estates reserved by Lessor and for examination, inspection and/or audit purposes to insure the Lease is being complied with and for the use of any road that runs through such Withdrawn Area to other areas of the Leased Premises or other property owned by Lessor, Lessor shall not use the surface of any Withdrawn Area.

The above consideration for each Exploration Well and each Wellfield shall be considered as a permit fee for such operations and use and a damage payment for the initial damages to the surface or improvements located thereon.  However, notwithstanding anything to the contrary stated elsewhere herein, it is agreed that the payment of any compensation under the terms of this Lease shall not relieve Lessee of its obligation to restore the surface estate and improvements to as near as reasonably possible to its original condition unless fully released by the regulatory agency having oversight authority on the restoration.  If Lessee breaches its restoration obligations, it shall owe additional sums to Lessor as damages.

10.4 Maintenance and Restoration of Wellfields. Once the Primary Term expires and Commercial Production has ceased on any Production Area for more than ninety (90) days, if Lessee has not elected to pay the Shut-In Royalty pursuant to Section 5.9, Lessee shall immediately commence restoration and reclamation activities on such Production Area if it has not already done so and it shall pursue such restoration and reclamation activities in good faith and in compliance with all Environmental Protection Laws, so that the surface and subsurface of the area affected by the Lessee’s operations are returned to as near the condition that existed immediately prior to the Lessee’s operation thereon and to deep plow the area disturbed by methods common to the area.  Lessee shall also take all actions necessary in order to comply with all Environmental Protection Laws and in order to receive a full release from all governing authorities pertaining to the surface and groundwater in the Production Area and the Leased Premises. When the full releases are obtained from all governing authorities, the Lessee shall remove the fencing it placed thereon and return the surface of the land affected by the fencing to as near the condition that existed immediately prior to the Lessee’s installation of such fence.  If the acreage covered by the Wellfield is to be used for grazing purposes, Lessee shall re-seed the area so plowed to prevent erosion with seeds selected by Lessor that are consistent with the surrounding area. Furthermore, Lessee agrees to maintain all fences, roads, improvements, tanks, pipelines, wells, and wellheads in good repair at all times during the life of this Lease.  Lessee shall keep all buildings, tanks and other fixtures, property, machinery and equipment painted and free of rust and stains and shall keep all roads used by Lessee free from all weeds, potholes and debris.  In the event this Lease or any portion hereof has or may have expired or terminated, but all restoration and reclamation activities on the Leased Premises have not been completed by Lessee or Lessee has not received a full release from all governing authorities pertaining to the surface, subsurface and water reservoirs located in, on, under and around such Leased Premises within five (5) years of the termination date of this Lease, Lessee shall pay Lessor an annual payment equal to One Hundred Dollars ($100.00) dollars per acre for each acre included within each Withdrawn Area not yet reclaimed as consideration for a one year period of restoration and reclamation.  Upon such payment, Lessee will continue to have rights to (a) possess and use water as provided for under the terms of the original Lease, (b) easements for ingress and egress across the surface of the Leased Premises as allowed pursuant to the Lease, to access any facility or plant, Withdrawn Areas, and any other portion of the surface or subsurface that may require restoration and reclamation activities, as well as any other facilities associates with Lessee’s operations that Lessee deems necessary, (c) easements for ingress and egress over the surface of the Leased Premises for the purposes of removing property for a period of time, not to exceed one year after the termination of the Lease, pursuant to the terms of the Lease.  Such annual payment for such continued rights to conduct restoration and reclamation activities shall be payable on or before the fifth (5th) anniversary following the date of termination or expiration of the Lease and on or before each successive anniversary date for as long as is necessary to receive complete release form the regulatory agencies.  Upon such timely payment(s) for the applicable acreage, Lessee shall acquire the above rights to conduct restoration and reclamation activities for each one (1) year period.  Beginning with the sixth (6th) anniversary date of the date of termination of this Lease, the annual payments contemplated in this Section will be adjusted upward according to the following formula (the “Annual Adjustment”): The month five (5) years from the date the Lease terminates shall be the “base month.”  The corresponding month in each subsequent year shall be the “anniversary month.”  The Annual Adjustment shall be determined using the average of the preceding twelve (12) months Consumer Price Index — All Urban Consumers — U.S. City Average (“CPI-U”), as published by the U.S. Bureau of Labor Statistics.  If the CPI-U for an annual monthly average shall exceed the average of the twelve (12) months CPI-U ending in the base month (the “Base Annual Average”), then the payment being adjusted shall be increased by the percentage by which the CPI-U for such annual average exceeds the CPI-U for the Base Annual Average.  In the event the CPI-U shall hereafter be converted to a different standard reference base or otherwise revised, the determination of the Annual Adjustment shall be made with use of such conversion factor, formula or table for converting the CPI-U as may be published by the U.S. Bureau of Labor Statistics or, if not so published by the U.S. Bureau of Labor Statistics, then with the use of such conversion factor, formula or table for converting the CPI-U as may be published by a nationally recognized publisher of similar statistical information, and mutually agreed between Lessor and Lessee.  If the CPI-U shall no longer be published then, for purposes of determining the Annual Adjustment there shall be substituted for the CPI-U such other index as Lessor and Lessee shall agree upon. In no event will the Annual Adjustment cause a reduction of any payment from the prior year’s  amount.

10.5 Pipelines; Above Ground Restrictions. Unless waived by the Lessor in writing, Lessee will bury all pipelines that are located outside of a Withdrawn Area so that the top of the pipeline shall remain more than three feet (3’) below the surface of the land and shall comply with all Environmental Protection Laws and regulations that may be implicated by any activity associated with the construction, use, and decommissioning of any pipelines.  Lessee shall keep the top soil separated during its excavation procedures and shall replace the top soil on top of the excavation.  Lessee shall periodically check all pipelines to make sure that the surface has not subsided and that the pipeline has not created any rutting or drainage problems.  Except for wellheads, pipelines, waterlines, equipment, tanks, buildings or other facilities located within a Withdrawn Area or pipeline valves, meters or risers on buried pipelines lying outside of a Withdrawn Area, there shall not be any above-ground device or property on the Leased Premises.  Notwithstanding anything to the contrary stated herein, it is controllingly provided that none of the following equipment, buildings, fixtures or accessories shall be located upon the Leased Premises: (i) any facility, improvement or equipment that produces, transports, treats or otherwise deals with or pertains to any other Lease; (ii) any housing facility or (iii) any plant or treatment facility other than any Remote IX Facility wherein the uranium is loaded onto ion exchange resins that enable the ion exchange resins to be hauled to a full plant for stripping, product benefication, upgrading or refining.

10.6 Fences. All fences constructed on the Leased Premises by Lessee shall be constructed with at least five (5) strands of wire, using all cedar posts.  Each fence will be constructed in a good and workmanlike manner so that said fence does not sag and is capable of turning all livestock of surface owner.  Lessee shall install an adequate metal gate across each road leading in or out of any Withdrawn Area, or at any cut Lessee makes in any fence to provide an opening, and if surface owner shall desire, Lessee shall also install and maintain a substantial iron cattle guard capable of turning cattle and horses, which gate(s) and cattle guard(s) shall become the property of Lessor.  Lessee will not cut or go over any fence or fences of Lessor at any time or in connection with any operation of the Leased Premises without first obtaining Lessor’s express consent thereto in writing.  If Lessor consents to the cutting of any fence, the cut must be made in the place and manner designated by Lessor and prior to the cutting of any fence of surface owner, Lessee will brace the existing fence adequately on both sides of the proposed cut so that there will be no slacking of the wires.  Promptly after making such cut, Lessee shall install and maintain an adequate metal gate in such opening.  In the event that any gate required to be installed by Lessee is located on an outside fence of Lessor, Lessee shall keep it locked at all times.  Lessee shall promptly close all gates, which Lessee, its agents, servants and/or employees may use in Lessee’s operations on the Leased Premises to prevent the escape of any cattle or other livestock (or wildlife if high-fenced) through any open gates. Lessee further agrees to comply with all reasonable rules and regulations proposed by Lessor regarding the opening, closing and locking of all such gates.

10.7 Well Locations. Without the express written consent of Lessor, no Well shall be located within One Thousand Feet (1,000’) of any Water Supply Well or water reservoir or house on the Leased Premises, or within Five Hundred feet (500’) of any improvement or corrals on the Leased Premises, existing as of the date of commencement of operations for such Well.

10.8 Removal of Property. Subject to Sections 7.1 and 7.2 above, Lessee shall have the right at any time during the term of this Lease and the obligation within a reasonable time (not exceeding three hundred and sixty (360) days) after the expiration or termination of this Lease, to remove all property, equipment and fixtures in and around such wells as are plugged and abandoned pursuant to requirements of the regulatory agencies having jurisdiction over such activities.  In the event that any casing or pipe is required to remain in any wells’ bore hole upon plugging and abandonment, Lessee shall cut off such pipe or casing hole at least three (3) feet beneath the surface of the ground and the well shall be capped, plugged and abandoned in accordance with the rules and regulations of the regulatory agency governing such plugging and abandonment activities.

10.9 Gate Guard.  It shall not be necessary to have a gate guard unless Lessor finds that Lessee or any of its employees, contractors, subcontractors, officers, invitees or permittees on more than five (5) occasions, either leaves a gate opened that should have been shut, fails to lock any gate that should be locked, violates Section 10.10 below or allows any unauthorized person onto the Leased Premises.  In that event, during any time operations are conducted on the Leased Premises and two (2) or more of Lessee’s employees, contractors, subcontractors, invitees or permittees will be entering the Leased Premises during any consecutive period of two (2) or more days, Lessee shall provide at its sole cost, expense and liability a 24-hour gate guard at the gate where access is gained to the Leased Premises for such operation.  If a gate guard is required hereunder, said gate guard shall be paid by Lessee and the gate guard shall record the name of each person entering, the company affiliate of each person entering, the time entered, the time exited and the license plate of each vehicle.

10.10 No Hunting.  It is agreed and stipulated that neither the Lessee, nor its agents, employees, contractors or subcontractors, their agents or employees, shall at any time hunt or fish on the Leased Premises, nor shall they, or any of them, carry on to the Leased Premises firearms, fishing poles, bows and arrows, traps or other equipment designed or adapted for such purposes. Lessor, any designated gate guard, or their duly authorized representatives, shall have the right at all time to inspect vehicles entering upon or leaving the Leased Premises for the purposes of ascertaining whether the terms and conditions of this Lease are being carried out.

10.11 Waste Disposal Well.  Lessee, requiring a way to dispose of licensed 11e.(2) By-Product Material, is granted the right to install and operate on the Leased Premises  one or more Class I non-hazardous Waste Disposal Well(s) to the extent permitted by TCEQ.  Such installation(s) will consist of the Waste Disposal Well, pumps, tanks, retention ponds, filters and associated piping necessary to inject the solutions into suitable deep brackish formations.

10.12 Additional Compensation.   Lessee agrees to pay Lessor reasonable compensation for all use of or damage to the surface estate incurred in the exercise of the rights granted to Lessee hereunder.  Lessee’s obligations to compensate Lessor for such use or damage shall exist whether or not it is due to the negligence of Lessee, its agents, employees, invitees, or independent contractors, or otherwise.  In any event, the minimum compensation for Lessee’s use of the surface of Lessor’s property shall be as follows:

A. Pipeline rights-of-way outside of Withdrawn Areas: $3.00 per linear foot

B. New Roads outside of Withdrawn Areas:  $2,000.00/Acre

C. Overhead power and phone line Right-of-Ways outside of Withdrawn Areas:  $3.00 per linear foot

ARTICLE XI
FORCE MAJEURE

11.1 Force Majeure .  It is understood and agreed that if Lessee is prevented through no fault of Lessee from complying with any express or implied covenant of this Lease, from conducting Drilling Operations or Reworking Operations thereon, or from producing Leased Substances therefrom: a) by reason of or as a result of any Federal or State law, or any order, ruling or regulation of governmental authority, or delay in obtaining any required authorization or permit from any governmental authority despite diligent efforts to do so, other than as a result of a failure to comply with Environmental Protection Laws or this Lease; or b) due to hurricane, flooding, tornado, earthquake or similar act of God; or (c) due to interference or legal action brought by any NGO or other private party the effect of which would be to deny or revoke or enjoin operations under any license, permit or order that authorizes Lessee to mine the leased Premises; or (d) as the result of the unavailability of qualified drilling contractors (each event under (a), (b), (c) and (d) being referred to herein as a “Force Majeure Event”), then while and so long as such Force Majeure Event exists, Lessee’s obligation to comply with such covenant shall be suspended and Lessee shall not be liable in damages for failure to comply therewith, and the term of this Lease shall be extended while and so long as such Force Majeure Event exists and the time while such Force Majeure Event exists shall not be counted against Lessee. If the Force Majeure Event occurs during the Primary Term of this Lease, then the Primary Term shall be extended by the number of days that the Force Majeure Event exists. Notwithstanding the foregoing, the term of this Lease (including the Primary Term) may not be extended by operation of this Section for any single period of time in excess of two (2) years per Force Majeure Event, or for any periods of time exceeding five (5) years in the aggregate.  However, it is controllingly provided that this clause shall not excuse the timely and proper payments called for in this Lease, including but not limited to any Production Royalty payments, Minimum Royalty payments, shut-in payments, or Rental payments.  In the event of the occurrence of a Force Majeure Event, Lessee must provide written notice to Lessor specifying the nature and cause of such Force Majeure Event. Furthermore, Lessee must use diligence in removing the cause of the Force Majeure Event.

ARTICLE XII
CONTINUOUS DEVELOPMENT

12.1        Continuous Development. If, at the expiration of the Primary Term, Commercial Production is not occurring on the Leased Premises or lands pooled therewith, (if authorized) but Lessee is then engaged in Drilling Operations or Reworking Operations thereon, or shall have completed a dry hole thereon within ninety (90) days prior to the end of the Primary Term, then all the acreage covered by this Lease and all the depths under the Leased Premises shall remain in force and effect so long as operations on said well or the Drilling Operations or Reworking Operations on any other additional well on the Leased Premises or on acreage pooled therewith (if authorized), are prosecuted with no cessation of more than ninety (90) consecutive days.

12.2         Logical Mining Units.   Unless otherwise specifically provided by the express provisions of this Lease, at the expiration of the Primary Term, or upon the cessation of the continuous Drilling Operations or Reworking Operations pursuant to the terms of Section 12.1 above, whichever is the later, unless the Lessee has elected to pay Shut-In Royalties pursuant to Section 5.9, this Lease shall ipso facto terminate and revert to Lessor, its successors and assigns, without re-entry, except as to those portions of the Leased Premises where there is Commercial Production, together with those related Production Areas capable of being developed and produced under a unified and coordinated mine plan or logical mining unit within the Leased Premises (collectively, “Qualifying Lands”).

12.3         Release. Within sixty (60) days after automatic termination of this Lease under Section 12.2 above, Lessee shall execute and deliver to Lessor an instrument in recordable form which designates all Qualifying Lands, acknowledges such termination and releases the Lease except as to the acreage included within the Qualifying Lands.  In such instrument designating Qualifying Lands, the acreage held shall be identified by field notes made by a natural survey on the ground, using property lines, not fence lines, at Lessee’s expense, and all acreage not held shall be released.  However, Lessee shall not be obligated to survey the Qualifying Lands if it otherwise provides a proper legal description of such Qualifying Lands and Lessor agrees that the description used is a proper legal description.  After the partial release of this Lease is properly filed of record, Lessee shall have no further liability or obligation (other than any liability or obligation that has accrued prior to such termination) in connection with any strata or acreage to which this Lease shall have so terminated.  However, in the event Lessee fails to timely execute and deliver a partial release of this Lease in accordance with the above terms within said sixty (60) days, Lessee shall forfeit the right to file such partial release.  Thereafter, Lessor shall have the sole right to execute such partial release of this Lease, and any instrument so executed by Lessor shall be effective as of the date of termination for all purposes, including the purpose of identifying which acreage has been held and which acreage has terminated.

12.4         Retained Rights. Regardless of a partial termination of this Lease under any provision of this Lease, it is agreed that Lessee shall have and retain such non-exclusive easements of ingress and egress over those lands covered by this Lease as shall be necessary to enable Lessee to develop and operate the portion or portions of this Lease that continue in force and effect for the production of Leased Substances therefrom, and it is further agreed that it shall not be necessary for Lessee to remove or relocate any pipelines, or other surface equipment or installation from any portion of this Lease which have terminated for so long as same continue to be used for development and operation of such portion of this Lease that is continued in force and effect.

12.5         Failure to Release.  If any release is required under the terms of this Lease and there is no bona fide dispute between Lessor and Lessee that a release is required and Lessee fails to timely file any release required under the terms of this Lease, Lessee shall pay to Lessor the sum of Five Hundred Dollars ($500.00) per day for each day that such release is not timely filed, until such release is filed of record by Lessee.  However, the above described monetary amount shall not begin to accrue until thirty (30) days after Lessor has made a written request to Lessee for such release. This monetary amount shall be in addition to any other damages or remedies that Lessor shall be entitled to at law or in equity.

ARTICLE XIII
RESERVED RIGHTS

13.1 Concurrent Rights. It is agreed that Lessor may hereafter execute leases, easements, permits or licenses for the exploration, development and/or production of wind, any minerals not covered by this Lease, and/or any minerals covered by this Lease that are located within any depths not covered by this Lease at the time of the execution of such Lease, including but not limited to released deep oil, gas strata, uranium and other fissionable materials.  Additionally, Lessor, or its assigns may make any use of the surface of the Leased Premises it deems useful or advisable provided that such use does not materially interfere with Lessee’s rights hereunder.  It is also agreed that Lessor may hereafter grant rights to third persons to use all or part of the surface of the Leased Premises for such purposes and to penetrate the strata and horizons covered hereby, by drilling or seismic operations or otherwise, provided that any penetration of strata or horizons may not unduly interfere with or damage existing operations of Lessee hereunder or materially interfere with Lessee’s rights hereunder.  Any such third party agreement shall require the third party to acknowledge the existence of this Lease and agree to conduct its operations so as not to materially interfere with Lessee’s rights hereunder.  Lessor shall promptly supply Lessee with a copy of any such third party agreement or excerpts therefrom that may materially and adversely affect Lessee’s operations on the Leased Premises.  Furthermore, Lessor shall be allowed to execute any top lease which leases all or part of the minerals, acreage and/or depths covered by this Lease, so long as such top lease is expressly subject to the terms of this Lease to the extent it is valid and subsisting, provided however that the Lessor reserves the right in the top lease to acknowledge that this Lease is in force and effect and binding upon the top lease lessee without the top lessee joinder.  Lessor shall never be held liable to any Lessee for any such third parties’ acts or omissions and Lessee shall not be prohibited from receiving any actual monetary damages from such third parties that result from the third parties’ acts or omissions in any drilling or other operations.  No liability shall be incurred by Lessor in granting of rights to such a third party lessee or by reason of operations of such third party lessee. The reserved right to explore “released” deep strata specifically includes the right to conduct seismic operations on and through the non-released horizons covered by this Lease and to record, store and use the seismic information obtained by the seismic operations.

ARTICLE XIV
POOLING

14.1 No Pooling. Lessee has no right, during or after the Primary Term while this Lease is in effect, to pool the Leased Premises, or any portion thereof with other lands.  If Lessee desires to form a pooled unit, it should present the reasons and justifications for forming such unit to Lessor so that Lessor can determine whether or not it desires to consent to any such pooled unit. However, Lessor may withhold consent to any pooling requested by Lessee for any or no reason in Lessor’s sole discretion.

ARTICLE  XV
WARRANTIES

15.1 Warranty. This Lease is made without any warranties of title or any other representations or warranties of any kind or character, express or implied, except that Lessor represents and warrants that it has taken all steps and obtained all board of director and other approvals necessary to duly authorize Lessor to enter into this Lease and that the person executing this Lease on behalf of the Lessor is duly authorized to do so as the lawful and valid act of the Lessor.  This Lease is expressly made subject to the following: (a) matters filed of record, to which reference is here made and to all terms thereof and (b) visible and apparent easements whether of record or not. LESSEE ACCEPTS THE CONDITION OF THE LEASED PREMISES “AS IS” WITHOUT WARRANTY OF TITLE, FITNESS OR ANY IMPLIED WARRANTIES.  MOREOVER, LESSEE ACKNOWLEDGES THAT ALL OR A PORTION OF THE LEASED PREMISES IS, OR MAY BE, OR MAY BECOME SUBJECT TO THREATENED OR ENDANGERED SPECIES HABITAT DESIGNATIONS, JURISDICTIONAL WETLANDS AND OTHER ENVIRONMENTAL RESTRICTIONS AND BURDENS, AND LESSEE ACCEPTS THE LEASED PREMISES SUBJECT TO SUCH DESIGNATIONS, RESTRICTIONS, AND BURDENS, AS THEY NOW EXIST AND MAY HEREAFTER EXIST.  Without impairment of Lessee’s rights under this Lease, it is agreed that if this Lease covers a less interest in the Leased Substances in all or any part of said Leased Premises than the entire and undivided fee simple interest in the Leased Substances (whether Lessor’s interest is herein specified or not), or no interest therein, then the royalties and other monies (except bonus, surface damages, permit fees and minimum royalties) accruing from any part as to which this Lease covers less than such fee interest in the Leased Substances shall be paid only in the proportion which in the interest in the Leased Substances, if any, covered by this Lease, bears to the whole and undivided fee simple interest in the Leased Substances.  To the extent covered by this Lease, royalty interests attributable to Leased Substances produced and sold from the Leased Premises reserved by predecessors in title to Lessor or granted to third parties by Lessor or any predecessor in title to Lessor shall be payable by Lessee out of Lessor’s Production Royalty, but not in an amount in excess of Lessor’s Production Royalty.

ARTICLE XVI.
INDEMNITY, RELEASE, INSURANCE AND WAIVERS

16.1  INDEMNITY. LESSEE SHALL INDEMNIFY AND HOLD HARMLESS LESSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (THE “INDEMNIFIED PERSONS”), AGAINST ANY AND ALL EXPENSES, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, LIABILITIES, FINES, LIENS, PENALTIES, AND CAUSES OF ACTION OF ANY NATURE OR INJURY TO OR DEATH OF PERSONS (INCLUDING DEATHS OF OR INJURIES TO EMPLOYEES, AGENTS, CONTRACTORS, SUBCONTRACTORS, INVITEES AND PERMITEES OF LESSEE) AND/OR LOSS OR DAMAGE TO PROPERTY INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES, EXPERT’S FEES, AND COURT COSTS (“INDEMNIFIED LIABILITIES”) DIRECTLY OR INDIRECTLY ARISING OUT OF, CAUSED BY, OR RESULTING FROM (IN WHOLE OR IN PART) THE FOLLOWING ACTS OR OMISSIONS INCLUDING NEGLIGENCE AND WILLFUL MISCONDUCT, ON THE LESSOR’S PROPERTY DURING OR UNDER THE TERMS OF THIS AGREEMENT:

(A) THE CONDITION OF THE LEASED PREMISES,

(B) ANY ACTS OR OMISSIONS OF LESSEE, OR OF LESSEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(C) ANY VIOLATION OF ANY LAWS, RULES OR REGULATIONS BY LESSEE, OR BY LESSEE’S SUCCESSORS OR ASSIGNS, OR BY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS,

(D) THE VIOLATION BY LESSEE OF THE RIGHTS OF HOLDERS OF RIGHTS OR INTERESTS IN THE LEASED PREMISES, OR

(E) THE DISCLOSURE BY LESSEE OF DATA, ANALYSES OR INFORMATION PERTAINING TO THE LEASED PREMISES OBTAINED BY, THROUGH, OR UNDER LESSEE, OR OF INTERPRETATIONS THEREOF, BY, THROUGH OR UNDER LESSEE,

EVEN IF THE INDEMNIFIED LIABILITIES ARE CAUSED IN PART BY OR DUE TO THE PARTIAL OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF AN INDEMNIFIED PERSON. LESSEE’S OBLIGATION TO INDEMNIFY THE INDEMNIFIED PERSONS DOES NOT COVER LIABILITIES RESULTING FROM THE SOLE NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF AN INDEMNIFIED PERSON.   LESSOR SHALL ADVISE LESSEE IN WRITING OF ANY ACTION, ADMINISTRATIVE OR LEGAL PROCEEDING OR INVESTIGATION AS TO WHICH THIS INDEMNIFICATION MAY APPLY WITHIN 10 DAYS OF LESSOR’S RECEIPT OF NOTICE OF ANY SUCH ACTION, PROCEEDING OR INVESTIGATION. HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY LESSEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE

INDEMNIFIED PERSONS’ RIGHTS, NOR THE LESSEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE LESSEE NOTICE. LESSEE, AT LESSEE’S EXPENSE, SHALL ASSUME ON BEHALF OF THE INDEMNIFIED PERSONS AND CONDUCT WITH DUE DILIGENCE AND IN GOOD FAITH, THE DEFENSE THEREOF WITH COUNSEL SATISFACTORY TO LESSOR; PROVIDED, HOWEVER, THAT THE INDEMNIFIED PERSONS SHALL HAVE THE RIGHT, AT ITS OPTION, TO BE REPRESENTED THEREIN BY ADVISORY COUNSEL OF SUCH PERSON’S SELECTION AND AT SUCH PERSON’S OWN EXPENSE. IN THE EVENT OF THE FAILURE BY LESSEE TO FULLY PERFORM IN ACCORDANCE WITH THIS INDEMNIFICATION, THE INDEMNIFIED PERSONS MAY SO PERFORM, BUT ALL COSTS AND EXPENSES SO INCURRED BY THE INDEMNIFIED PERSONS IN THAT EVENT SHALL BE REIMBURSED BY LESSEE TO THE INDEMNIFIED PERSONS, TOGETHER WITH INTEREST ON THE SAME FROM THE DATE ANY SUCH EXPENSE WAS PAID BY AN INDEMNIFIED PERSON UNTIL REIMBURSED AT THE RATE OF 18% PER ANNUM OR THE MAXIMUM RATED PROVIDED BY LAW, WHICHEVER IS LESS.  THIS INDEMNIFICATION SHALL NOT BE LIMITED TO DAMAGES, COMPENSATION OR BENEFITS PAYABLE UNDER INSURANCE POLICIES, WORKERS’ COMPENSATION ACTS, DISABILITY BENEFIT ACTS OR OTHER EMPLOYEES’ BENEFIT ACTS.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

16.2 RELEASE.

A.            LESSEE RELEASES LESSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, TENANTS, SUCCESSORS AND ASSIGNS (“RELEASED PERSONS”) FROM ALL LIABILITY FOR ANY DAMAGE OR INJURY LESSEE, LESSEE’S SUCCESSORS OR ASSIGNS, OR ANY EMPLOYEES, AGENTS, INVITEES, OR CONTRACTORS OF ANY OF SUCH PERSONS, MAY SUSTAIN FROM ANY AND ALL SOURCES OR CAUSES EXCEPT TO THE EXTENT, SUCH DAMAGE OR INJURY IS PROXIMATELY CAUSED BY THE SOLE GROSS NEGLIGENCE OR SOLE WILLFUL MISCONDUCT OF A RELEASED PERSON.

B.            LESSEE WAIVES ALL RIGHT TO RECOVER FOR CONSEQUENTIAL, PUNITIVE AND/OR EXEMPLARY DAMAGES, UNLESS SUCH WAIVER IS SPECIFICALLY PROHIBITED BY STATUTE, WITH RESPECT TO ANY CAUSES OF ACTION WHICH MAY ARISE AGAINST A RELEASED PERSON ON OR AFTER THE DATE HEREOF.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

16.3 ENVIRONMENTAL INDEMNITY.  LESSEE SHALL COMPLY WITH ALL APPLICABLE LAWS NOW IN EFFECT OR HEREINAFTER ENACTED, INCLUDING ENVIRONMENTAL PROTECTION LAWS.  LESSEE TAKES FULL RESPONSIBILITY FOR ALL CLEANUP COSTS AND DAMAGES AS A RESULT OF ANY AND ALL ADVERSE ENVIRONMENTAL EVENTS ARISING OUT OF THE ACTS OR OMISSIONS OF LESSEE, OR OF LESSEE’S SUCCESSORS OR ASSIGNS,

OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS.

LESSEE SHALL BE RESPONSIBLE FOR AND SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PERSONS HARMLESS FOR ALL COSTS, EXPENSES, AND LIABILITY RELATING OR ARISING IN ANY WAY WHATSOEVER FROM AN ADVERSE ENVIRONMENTAL EVENT AFFECTING THE LEASED PREMISES OR ADJACENT LAND ARISING OUT OF THE ACTS OR OMISSIONS OF LESSEE, OR OF LESSEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS. SUCH INDEMNIFICATION INCLUDES ALL ACTIONS, LIABILITIES, CLAIMS, DAMAGES (INCLUDING CONSEQUENTIAL DAMAGES), FINES, LIENS, PENALTIES, FORFEITURES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS, AND THE COSTS AND EXPENSES INCIDENT THERETO (INCLUDING COSTS OF DEFENSE, SETTLEMENT, AND REASONABLE INVESTIGATION AND EXPERT WITNESS AND ATTORNEY’S FEES), CHARGES, ORDERS, REMEDIAL ACTIONS, REQUIREMENTS, AND ENFORCEMENT ACTIONS OF ANY KIND, WHETHER FORESEEABLE OR UNFORESEEABLE, WHICH LESSOR MAY HEREINAFTER INCUR OR BE PARTY TO, BECOME RESPONSIBLE FOR OR PAY OUT AS A RESULT OF DEATH OR BODILY INJURY TO ANY PERSON, DESTRUCTION OR DAMAGE TO ANY PROPERTY, CONTAMINATION OF OR ADVERSE EFFECTS ON THE ENVIRONMENT, ANY VIOLATION OF ANY APPLICABLE LAW, RULE OR REGULATION PROMULGATED BY ANY LOCAL, STATE OR FEDERAL AGENCY OR ENTITY HAVING JURISDICTION OVER SUCH MATTERS, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL PROTECTION LAWS.

THIS INDEMNITY SHALL FURTHER APPLY TO ANY RESIDUAL CONTAMINATION RESULTING FROM THE ACTIVITIES OF LESSEE, LESSEE’S SUCCESSORS OR ASSIGNS, OR OF EMPLOYEES, AGENTS, INVITEES, CONTRACTORS OR SUBCONTRACTORS OF ANY SUCH PERSONS, OR OTHER PERSONS ON THE LEASED PREMISES OR ADJACENT LANDS ACTING ON BEHALF OF LESSEE, OR AFFECTING ANY NATURAL RESOURCES THEREIN, AND TO ANY CONTAMINATION OF ANY PART OF THE LESSOR’S LAND, THE LEASED PREMISES, LANDS ADJACENT TO THE LEASED PREMISES, OR NATURAL RESOURCES.

LESSOR SHALL NOTIFY LESSEE OF ANY CLAIMS OR DEMANDS ASSERTED AGAINST LESSOR FOR WHICH LESSOR MAY SEEK INDEMNITY FROM LESSEE HEREUNDER WITHIN 10 DAYS OF LESSOR’S RECEIPT OF NOTICE OF ANY SUCH CLAIM OR DEMAND.  HOWEVER, THE INDEMNIFIED PERSONS’ FAILURE TO NOTIFY LESSEE WITHIN SUCH 10 DAY PERIOD WILL NOT AFFECT THE INDEMNIFIED PERSONS’ RIGHTS, NOR THE LESSEE’S OBLIGATIONS, PROVIDED THE INDEMNIFIED PERSONS USE THEIR GOOD FAITH EFFORTS TO GIVE LESSEE SUCH NOTICE.  THIS SECTION SHALL SURVIVE THE TERMINATION OR RELEASE OF THIS AGREEMENT IN WHOLE OR IN PART.

16.5 Insurance. Lessee agrees to obtain and maintain at Lessee’s sole cost and expense, commercial general liability insurance; business auto liability insurance; and workman’s compensation insurance and employers liability insurance on its employees.  Such commercial general liability insurance shall be written on an ISO occurrence most current form (or a substitute form providing equivalent coverage), and shall cover liability from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract; shall provide for insured limits for bodily injury or death of not less than $10,000,000 per occurrence limit (if such commercial general liability insurance contains a general aggregate limit, it shall apply separately to the Leased Premises); and shall name Lessor as an additional insured using an ISO additional insured endorsement (or a substitute providing equivalent coverage).  Such business auto liability insurance shall cover liability arising out of any auto (including owned, hired, and non-owned autos) and shall be written on ISO form (or a substitute form providing equivalent liability coverage), and, if necessary shall be endorsed to provide contractual liability coverage equivalent to that provided in the 1990 and later editions of CA 00-01.  Workman’s compensation insurance shall be for the statutory limits.

Lessee shall furnish to Lessor, prior to conducting any activities on the Leased Premises certificates of such insurance issued by insurance companies reasonably acceptable to Lessor, which companies shall be licensed to do business in the State of Texas.

The policies shall contain severability of interest endorsements, state that the insurance is primary insurance as regards any other insurance carried by Lessor, and shall include a waiver of subrogation in favor of Lessor and its officers, directors, employees, tenants, and agents.  Such insurance shall state that Lessor will be notified in writing 30 days prior to cancellation, material change, or non-renewal of insurance.  Lessee shall provide to Lessor a certified copy of any and all applicable insurance policies upon request of Lessor. Timely renewal certificates will be provided as the coverage renews.  Lessee agrees that if such insurance policies are not kept in force during the entire term of this Lease, Lessor may, but is not obligated to, procure the necessary insurance and pay the premiums therefor.  Lessee agrees that such premiums shall be repaid to Lessor on demand.

All contractors hired by Lessee that will enter on the Leased Premises shall also provide insurance complying with these insurance coverage requirements, including providing Lessor with a certificate of insurance verifying coverages required hereby and naming Lessor as additional insured prior to entering upon the Leased Premises.  Alternatively, Lessee shall provide Lessor with written evidence from its insurance carriers that Lessee’s required insurance adequately covers the actions and property of such contractors, and supports all of Lessee’s indemnification obligations with respect to the actions of such contractors.

16.6 Waiver of Subrogation. Lessee will have no right or claim against Lessor or its officers, directors, employees, tenants, for any matter covered by Lessee’s insurance (whether caused by negligence of any of such persons or the condition of the Leased Premises) by way of subrogation or assignment.  Lessee hereby waives any such right. Lessee shall require its insurance carrier to endorse all applicable policies waiving the carrier’s right of recovery under subrogation or other right or claim that might be asserted against Lessor, and to provide Lessor a certificate of insurance verifying this waiver.

ARTICLE XVII
INFORMATION

17.1 Tests and Logs. Lessor shall have the right, personally or by representative, at Lessor’s sole risk and expense, to have access to any Well actually drilled on the Leased Premises or on acreage pooled therewith, with the right to observe all operations and the right to witness the taking of all electrical and other logs, cores and other samples, and water quality analyses.  Lessor agrees to comply with Lessee’s safety procedures and any applicable laws  in connection with such inspections and observations.  Any inspection of or observations on the Leased Premises shall be at Lessor’s sole risk.  Lessee agrees, upon Lessor’s written request, to furnish Lessor with copies of all daily drilling reports, Well logs and other tests, promptly after taking the same; and Lessee agrees to divulge to Lessor true and correct information and data as to the Leased Premises and the production therefrom, as well as all such technical information concerning logs, tests, cores, samples, analysis, reports and summaries thereof as Lessee may acquire or already have acquired or obtained and which is readily available with respect to the sands and formations encountered or expected to be encountered in and under the Leased Premises.  Lessee shall furnish to Lessor one true copy of logs, tests, information concerning cores and samples, analysis, reports and summaries thereof, mylar prints, paper prints, stacked prints, tapes, discs and other results of all seismic tests (and any reprocessing thereof), it has now or obtains in the future in connection with the Leased Premises and within one mile of the Leased Premises, including all analyses and summaries thereof.  Lessee shall not furnish Lessor, its employees, agents, consultants, representatives or assigns with any seismic or associated data to the extent, if any; such data is subject to a contractual agreement which prohibits the dissemination, reproduction or review of such data to Lessor.  However, when Lessee is negotiating any agreement with third parties regarding such seismic or associated data, it agrees to use its reasonable efforts to negotiate an agreement which allows the dissemination, reproduction and review of such data to Lessor, its employees, agents, consultants, representatives and assigns.  Lessor acknowledges that Lessee makes no representation or warranty, other than as to production data relevant to calculation of Production Royalty, as to the completeness, accuracy or correctness of any data supplied to Lessor pursuant to this Section.  All data and information obtained by or on behalf of Lessor pursuant to this Section shall be maintained as confidential pursuant to Section 17.2.

17.2 Confidential Information.  To the extent any such information obtained by Lessor in connection with this Lease is “Confidential Information” as described herein, the Confidential Information will be kept confidential until termination of the Lease as to that portion of the Leased Premises to which such information pertains.  Confidential Information shall not, without Lessee’s prior written consent, be disclosed by Lessor to third parties in any manner whatsoever, in whole or in part, other than by Lessor to its board of directors, officers, attorneys, agents, representatives, consultants or employees, except as specifically allowed or authorized under the terms of this Lease.    Lessor shall be obligated to require authorized recipients of Confidential Information pursuant to the foregoing sentence to maintain such information as confidential in accordance with this Section.

The term “Confidential Information” shall include all information required to be delivered to Lessor under any provision of this Agreement that pertains to the Leased Premises or the Production Royalty, except it shall not include any information or any portion of the such information that (i) is now or hereafter becomes available to Lessor or anyone else on a non-confidential basis; (ii) is already in Lessor’s possession and not subject to a confidentiality agreement with Lessee or a third party; (iii) is not held as confidential by Lessee; (iv) is filed with or is required to be filed with a governmental or regulatory agency, commission or department; or (v) is obtained pursuant to discovery under the Texas or Federal Rules of Evidence in any future lawsuit.

In the event any third party requests Lessor to produce such Confidential Information pursuant to or as part of any judicial and/or administrative proceeding, Lessor agrees to use reasonable efforts to give Lessee notice of said third party request for production prior to the date said Confidential Information is to be produced in order to give Lessee the opportunity to file a motion for protective order or some similar objection to the requested production.  In the event Lessee fails to timely file a motion for protective order or similar objection, Lessee agrees that Lessor may tender the requested Confidential Information to the requesting party or to the court or administrative agency without any liability for disclosure hereunder whatsoever.  Otherwise, Lessee agrees that Lessor may abide by the order of the court or administrative agency without any risk of liability hereunder whatsoever.  In any event, Lessor will only furnish that portion of the Confidential Information that Lessor is advised by opinion of counsel is legally compelled or required to be provided.

Notwithstanding anything to the contrary stated elsewhere herein, it is agreed and controllingly provided that this Section 17.2 does not restrict legal discovery under the Texas Rules of Civil Procedure or the Federal Rules of Civil Procedure, nor does it require the exclusion of any evidence otherwise discoverable or admissible under the Texas Rules of Evidence or the Federal Rules of Evidence in any subsequent proceeding merely because documents and/or information were obtained under the terms of this Sub-Section.

17.3         Production Meetings.  From and after the date of first sales of production of Leased Substances produced and mined from the Leased Premises, Lessee will hold semi-annual production meetings with Lessor for the purposes of: a) summarizing activities and production data for the preceding six (6) months; b) reviewing data concerning the sale of Saleable Products, including quantities sold and prices obtained; c) apprising Lessor of planned operations for the next six (6) months, including without limitation production and mining activities, and where applicable, surface restoration, remediation and groundwater monitoring activities.  All information and data disclosed pursuant to this Section shall be treated as Confidential Information pursuant to Section 17.2.

ARTICLE XVIII
NOTICES

18.1 Notices. All notices and documents required to be delivered hereunder shall be delivered in person, by reputable overnight courier service (such as FedEx or UPS) or by registered U.S. Mail, return receipt requested, postage prepaid, to the following addresses:

If to Lessor:

The John G. and Marie Stella Kenedy Memorial Foundation

555 North Carancahua, Suite 1700 Tower II

Corpus Christi, TX 78401

Attn.: Marc A. Cisneros, CEO/Executive Vice President

If to Lessee:

URI Inc.

641 East FM 1118

Kingsville, TX  78363

Attn:  Richard A Van Horn, Senior Vice President-Operations

with a copy to:

Uranium Resources, Inc.

405 State Highway Bypass 121,

Building A, Suite 110

Lewisville, TX  75067

Attn:  Corporate Secretary

or to such other address as the parties may designate by notice in accordance therewith; and such notices may be effective when received or five (5) days after mailing to the last known correct address, proper postage prepaid, whichever is earlier.

ARTICLE XIX
TITLE

19.1 Title Opinions. If Lessee shall have the title to the Leased Premises or any part thereof examined by an attorney, Lessee agrees to furnish Lessor with a copy of such attorney’s Title Opinion upon receipt.  If Lessee causes an Abstract of Title or Supplements thereto to be prepared, he shall notify Lessor of same, shall make same available at all reasonable times, and shall furnish same to Lessor free of charge upon termination of this Lease, or six (6) months after the first Well on the Leased Premises begins production, whichever date is the earlier.  Lessor agrees, upon request from Lessee, to furnish to Lessee any Title Opinions and/or abstracts of title in Lessor’s possession, covering all or part of the Leased Premises.  Lessor  understands and agrees that any title materials being delivered by Lessee pursuant to this Section are being supplied without any warranty as to their completeness, accuracy or correctness.

ARTICLE XX
PLUGGING AND ABANDONMENT

20.1 Plugging Requirements. Lessee agrees and obligates itself to properly plug any unplugged Well on the Leased Premises that it owns any interest in, in accordance with the regulations of any and all governmental agencies having jurisdiction; and, if this Lease is assigned, Assignee, by acceptance of said assignment, agrees and obligates itself to Lessor to also assume full and complete obligation to properly plug any Well drilled by any Lessee under this Lease on the part of the Leased Premises assigned to it, but no future assignments shall relieve Lessee or Assignee of this obligation. It is the intent of this provision that Lessee and each and every Assignee shall be obligated to Lessor to plug every Well drilled by any Lessee under this Lease on the acreage in which it at any time owns an interest (in accordance with the rules of any and all governmental agencies having jurisdiction or to see that the Well is properly plugged if such well is no longer used in connection with the production of Leased Substances or restoration of groundwater.  If such holes are cased, the casing shall be cut off at least three (3) feet beneath the surface of the ground after plugging.  When excavating the pit around the cased hole, top soil shall be scraped off and saved and shall be placed back on top of the fill after backfilling. Additionally, with respect to any such Well, Lessee will provide to Lessor copies of any reports filed with the RCT, TCEQ or other governmental agency having jurisdiction over such matters, such copy to be delivered within thirty (30) days of filing same. Lessor shall be entitled to enforce this obligation as against Lessee or any subsequent Assignee.  Each Lessee and each subsequent Assignee shall jointly and severally indemnify and hold Lessor harmless from any and all plugging obligations.  This contractual provision shall not in any way abrogate or relieve Lessee of any plugging obligations that may be imposed by law or by any and all governmental agencies having jurisdiction.

ARTICLE XXI.
SECURITY

21.1 Environment Protection Security.  Prior to commencement of Drilling Operations under this Lease, and for so long thereafter until this Lease has terminated and Lessee has satisfied all of its obligations to restore and reclaim the Leased Premises and to remediate the results of any Adverse Environmental Event in the manner required by this Lease or otherwise as required by Environmental Protection Laws, Lessee shall deliver proof to Lessor that security, satisfactory to Lessor in order to secure Lessee’s performance of all surface, subsurface and groundwater restoration and reclamation obligations, remediation obligations, and obligations to remove facilities and equipment as provided for in this Lease or otherwise pursuant to Environmental Protection Laws has been posted with the TCEQ (the “Security”).  The Security shall be form of bond or other form of security required by law.  Prior to the initial posting of the Security, and annually thereafter while this Lease remains in effect, Lessee shall provide the Lessor with all correspondence, reports, modifications, data, analyses, requests for adjustments, and any other materials that are filed with the TCEQ as part of TCEQ’s process for determining the amount and type of Security to be maintained by Lessee (collectively the “Security Data”).

Lessor will have thirty (30) days to review all Security Data before such data is delivered to TCEQ or to any other agency having jurisdiction over such matters.  From time to time while this Lease remains in effect, Lessor, in its discretion, may engage an Expert as defined in Article VIII to assess Lessee’s Security Data, and to evaluate the adequacy of the Security provided for herein in light of Lessee’s then current operations.  In the event the Expert proposes that the amount of the Security needs to be increased, Lessor shall present such evaluation to Lessee and Lessee shall have the right to engage its own Lessee Expert to evaluate the conclusions.  If the Lessor’s Expert and Lessee’s Expert cannot agree on the adequacy of the Security, the matter shall be resolved in the same manner as other environmental compliance issues under Article VIII.

ARTICLE XXII
DEFAULT TERMINATION

22.1 Termination.  Lessor shall be entitled to terminate this Agreement by written notice to Lessee in addition to all of the remedies available at law or in equity as follows:

A.            If Lessee fails to make any payments when due hereunder, Lessor may at Lessor’s option give Lessee written notice of such failure and Lessee shall have thirty (30) days from the date it receives notice to pay the amounts owed to Lessor.  If Lessee fails to pay the past due amounts to Lessor within the thirty (30) day period, Lessor may at Lessor’s option declare Lessee in default and terminate this Lease.

B.            If Lessee defaults in the performance of any obligation hereunder other than the obligation to make payments when due, Lessor may at Lessor’s option give written notice of such default to Lessee, and Lessee shall have sixty (60) days from the date it receives such notice to cure the default or such longer time as is reasonably required to effect a cure of the default if the nature of the default is such that cure cannot be effected in 60 days, provided that Lessor commences cure of the default within 60 days and thereafter pursues cure diligently.  If Lessee fails to cure the default within the cure period, Lessor may at Lessor’s option terminate this Lease; provided, however, that if the default is minor and the default can be fully compensated for in damages, then such default shall not be a basis for cancellation or forfeiture of this Lease or any of Company’s rights hereunder if Lessee pays the full amount of damages within thirty (30) days after demand by Lessor.

C.            If Lessee in good faith disputes the existence of a default, then this Agreement shall not be terminated and Lessee shall not be barred from the Leased Premises until a final non-appealable judgment finding such a default is entered by a court of competent jurisdiction and Lessee shall not have cured such default within 60 days after the judgment becomes final and non-appealable.  No good faith dispute between Lessor and Lessee shall be the basis for Lessor barring Lessee from conducting operations pursuant to this Lease until such dispute is resolved adversely to Lessee and Lessee fails to cure any default as allowed hereunder.

ARTICLE XXII
MISCELLANEOUS

23.1 Non-Renewal, Ratification or Amendment. Neither the acceptance of royalties, delay rentals, shut-in royalties or other payments by Lessor (regardless of any notation thereon or instrument accompanying same), nor Lessor’s execution of any division order or transfer order or similar instrument, shall ever constitute or be deemed to effect (a) a ratification, renewal or amendment of this Lease or of any pooled unit designation filed by Lessee purporting to exercise any pooling rights (if any) granted to Lessee in this Lease, or (b) a waiver of the rights granted to Lessor, or the obligations imposed upon Lessee, express or implied, by the terms of this Lease, or remedies for Lessee’s breach thereof, or (c) an estoppel against Lessor preventing Lessor from enforcing Lessor’s rights or Lessee’s obligations hereunder, express or implied, or from seeking damages for Lessee’s breach thereof. Lessor’s agreement to accept royalties from any purchaser shall not affect Lessee’s obligation to pay royalties pursuant to this Lease. No instrument executed by Lessor shall be effective to constitute a ratification, renewal, extension or amendment of this Lease unless the instrument is clearly titled to indicate its purpose and intent and the instrument contains an express representation that Lessee has informed Lessor of all relevant facts.

23.2 Binding Effect. By the acceptance of this Lease, Lessee agrees to all of its terms, provisions and conditions, which shall also inure to the benefit of and be jointly and severally binding upon Lessee’s heirs, successors and assigns.  This Lease shall be binding upon the heirs, successors, administrators and assigns (as herein limited) of the parties hereto.  Words of any gender used in this Lease shall be deemed to include either gender and words in the singular shall be deemed to include the plural, whenever required by this context.

23.3 Memorandum. In lieu of filing this Lease of record in Kenedy County, Texas, Lessor and Lessee agree that a Memorandum of this Lease, making appropriate reference hereto, shall be filed of record in said counties and that neither party shall file this Lease of record, and that the filing of said Memorandum shall fully bind Lessor and Lessee under the terms of this Lease the same as if this Lease was recorded in full.

23.4 Applicable Law/Attorney’s Fees/Venue and Jurisdiction.  This Lease shall be construed and interpreted in accordance with the laws of the State of Texas. Should either party be required to resort to legal action to enforce any of its rights under this lease, the prevailing party in any such dispute shall be entitled to reimbursement from the other party for reasonable attorneys’ fees actually incurred in enforcing such rights.  Furthermore, Lessee shall also reimburse Lessor, if Lessor prevails in such dispute, for reasonable costs of accountants, geologists, engineers, biologists, environmental consultants and other experts actually employed by Lessor in investigating such claim, calculating the correct amount due, and/or testifying in any proceeding regarding such claim.  The parties hereto contractually agree that for and in consideration of Ten and No/100ths Dollars ($10.00) and other sufficient consideration, the exclusive venue of any case involving this Lease or any matters related thereto shall be heard in a State District Court of Nueces County, Texas. For and in the same consideration, the parties also agree that (i) Lessee shall not attempt to have any case heard in or removed to any Federal

District Court and (ii) Lessee hereby waives any right to have any case involving or relating to this Lease heard in any Federal District Court without Lessor’s prior written consent.

23.5 Multiple Counterparts. This instrument may be executed in any number of counterparts and each counterpart shall be deemed to be an original instrument but all such counterparts shall constitute but one instrument.

23.6 Terminology. Wherever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

23.7 Time is of the Essence. Notwithstanding anything to the contrary stated herein, time is of the essence of all matters in this Lease.

23.8  Property Taxes.  Lessor shall pay all ad valorem taxes and assessments on the Leased Premises attributable to its ownership or use of the Leased Premises and its operations and improvements thereon.  Lessee shall pay all such taxes or any increases in taxes payable by the Lessor to the extent such taxes or increases are attributable to Lessee’s operations, improvements or equipment and materials on the Leased Premises, or to the exercise of Lessee’s rights under this Lease.

23.9  Permit Cooperation.  Lessor agrees to reasonably cooperate with Lessee, at no cost to Lessor, with respect to any permits or applications by Lessee necessary for Lessee’s operations hereunder and Lessor shall not contest or oppose such applications and permits provided that they are consistent with the rights of and requirements imposed upon Lessee by this Lease.

23.10  Headings. All headings in this Agreement are for reference purposes only and have no binding effect on the terms, conditions or provisions of this Agreement.

23.11  Severability. If one or more provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability does not affect any of the other provisions hereof in this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

23.12  Entire Agreement. This Agreement contains the entire agreement between the parties hereto. This Agreement may not be modified or amended except by subsequent written agreements signed by all of the parties.

23.13  Limitations Tolling.  In addition to, and not in substitution of, any other rights or defenses available to Lessor or Lessee, whether at law or in equity, and subject to the audit limitations of Section 5.8, Lessor and Lessee hereby covenant and agree that the running of the applicable statute(s) or period(s) of limitation(s), statutes or repose, or any other equitable or legal defense based on the passage of time, whether statutory, contractual or arising under common law, governing or affecting any claims concerning failure to timely pay, or the underpayment of royalty or other payments provided herein shall be suspended and shall not run during the term of this lease, plus an additional two (2) years beginning at the expiration of the term of this lease (collectively, the “Tolling Period”). Lessor and Lessee also expressly stipulate, covenant, and agree that they will not assert as a defense to such claims that such claims are barred, in whole or in part, by the expiration of any applicable limitations period or by any other time-related defense, except to the extent that the alleged limitations or other defense is based on time periods that exclude, in their entirety, the Tolling Period. Further, Lessor and Lessee, as applicable, hereby waive any right to use, establish or assert such time-related defense, currently existing or which may arise in the future, against Lessor or Lessee, as applicable, concerning such claims during the Tolling Period and thereafter during the applicable limitations period.  Lessor and Lessee expressly stipulate and agree that the foregoing provision does not operate to revive any potential causes of action on which any applicable statute(s) or period(s) of limitations have already expired, or for which any equitable defense may bar or may have already barred recovery, in whole or in part, prior to the Effective Date hereof; provided, however, that this provision shall not affect such parties’ right to assert the revival or survival of claims with respect to applicable statute(s) or period(s) of limitations arising under law or statute to the extent such right exists or existed apart from the foregoing provision.

23.14  Lessee Confidentiality.  Except to the extent required by law, or as reflected in any instrument filed for record in the public records of the county in which the Leased Premises are situated, or filed as required by any applicable securities laws or the rules of any stock exchange, the Lessee agrees to refrain from disclosing the identity of Lessor or the identity of any officer, director, agent, or employee of Lessor to any person or entity other than Lessee’s employees, legal representatives, contractors performing work on the Leased Premises, and co-venturers who own rights in this Lease.  Unless agreed to in writing by Lessor, Lessee will not issue any press release identifying any of such parties.

[Signatures on next page.]

EXECUTED effective the          day of                         ,           , the “Effective Date”.

LESSOR:

The John G. and Marie Stella Kenedy Memorial Foundation

By:
Marc A. Cisneros, CEO/Executive Vice President

LESSEE:

URI, Inc.

By:
Name: Donald C. Ewigleben,
President/ Chief Executive Officer

Acknowledgements

STATE OF TEXAS	§

COUNTY OF NUECES	§

This instrument was acknowledged before me this the            day of                       , 20    , by Marc A. Cisneros, CEO/Executive Vice President of The John G. and Marie Stella Kenedy Memorial Foundation, a Texas non-profit corporation, on behalf of said corporation.

Notary Public, State of Texas

STATE OF TEXAS	§

COUNTY OF	§

This instrument was acknowledged before me this the            day of                       , 20    , by Richard A. Van Horn, Senior Vice President of Operations of URI, Inc, a Delaware corporation, on behalf of said corporation.

Notary Public, State of Texas

Exhibit “A”
To
In-Situ Uranium Mining Lease

ATTACHED TO AND MADE A PART OF THAT CERTAIN IN-SITU URANIUM MINING LEASE OPTION BY THE JOHN G. AND MARIE STELLA KENEDY MEMORIAL FOUNDATION, AS LESSOR, AND                                                                                             , AS LESSEE, DATED EFFECTIVE                                 , 2010.

LEASED PREMISES DESCRIPTION

(Note: Insert Leased Premises Description)

Attachment "A"

"Los Finados"
Juan N. De La Garza
A-36
52,024 ac.
Sarita Kenedy East
A-36
1,500.8 ac.
Option Premises
53,524 ac. (approx.)
Map to "Exhibit A"
"LOS FINADOS"
JUAN N. DE LA GARZA
RITA PASTURE
ATRAVESADA PASTURE
MALETA PASTURE
JABONCILLOS PASTU
77